UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a‑12

LinkedIn Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EXPLANATORY STATEMENT
This revised proxy statement is being filed to include the total number of shares outstanding and the total number of stockholders as of the record date on page 2 in the answer to the question “Who is entitled to vote at the meeting?” that were unintentionally omitted as a result of an error with the software we use for our EDGAR filings. No other changes have been made to the proxy statement.

LinkedIn Corporation
2029 Stierlin Court, Mountain View, CA 94043
www.linkedin.com
To the Stockholders of LinkedIn Corporation:
You are cordially invited to attend the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of LinkedIn Corporation (“LinkedIn” or the “Company”) to be held on June 13, 2013, at 9:00 a.m. Pacific Time, at the Sheraton Palo Alto Hotel, 625 El Camino Real, Palo Alto, California 94301. At the Annual Meeting, we will ask you to consider the following proposals:
•To elect two Class II directors; and
•    To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2013.
Stockholders of record as of April 19, 2013 may vote at the Annual Meeting.
Your vote is important. Whether or not you plan to attend the meeting in person, we would like for your shares to be represented. Please vote as soon as possible.
Sincerely,

Reid Hoffman	A. George “Skip” Battle	Jeffrey Weiner
Chair of the Board of Directors	Lead Independent Director	Chief Executive Officer

LinkedIn Corporation
2029 Stierlin Court
Mountain View, CA 94043
www.linkedin.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 13, 2013
On June 13, 2013, LinkedIn Corporation will hold its 2013 Annual Meeting of Stockholders at 9:00 a.m. Pacific Time. The meeting will be held at the Sheraton Palo Alto Hotel, 625 El Camino Real, Palo Alto, California 94301 for the following purposes:
•    to elect A. George “Skip” Battle and Michael J. Moritz as Class II directors;
•    to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2013; and
•    to transact such other business that may properly come before the meeting or at any adjournment or postponement thereof.
More information about these business items is described in the proxy statement accompanying this notice. Any of the above matters may be considered at the Annual Meeting at the date and time specified above or at any adjournment or postponement of the Annual Meeting.
Your vote is important. Whether or not you plan to attend the meeting in person, we would like for your shares to be represented. To ensure that your vote is counted at the meeting, please vote as soon as possible.
By order of the Board of Directors,

Erika Rottenberg
Vice President, General Counsel & Secretary
Mountain View, California
April 26, 2013

YOUR VOTE IS IMPORTANT.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD OR VOTING INSTRUCTION CARD AS INSTRUCTED OR VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE PROXY CARD, VOTING INSTRUCTION CARD OR THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

-i-

LINKEDIN CORPORATION

PROXY STATEMENT FOR 2013 ANNUAL MEETING OF STOCKHOLDERS
LinkedIn’s Board of Directors (the “Board”) is providing these proxy materials to you for use in connection with the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 13, 2013 at 9:00 a.m. Pacific Time, and at any postponement or adjournment of the meeting. The Annual Meeting will be held at the Sheraton Palo Alto Hotel, 625 El Camino Real, Palo Alto, California 94301. Stockholders of record as of April 19, 2013 (the “Record Date”) are invited to attend the Annual Meeting and are asked to vote on the proposals described in this proxy statement.
A Notice of Internet Availability (the “Notice”) was first mailed on or about April 30, 2013 to stockholders of record as of the Record Date, and these proxy solicitation materials combined with our Annual Report on Form 10‑K for the fiscal year ended December 31, 2012, including financial statements, were first made available on the Internet on or about April 26, 2013. Our principal executive offices are located at 2029 Stierlin Court, Mountain View, California 94043, and our telephone number is (650) 687-3600. We maintain a website at www.linkedin.com. The information on our website is not a part of this proxy statement.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND OUR ANNUAL MEETING
Q:    What is the purpose of the Annual Meeting?
A:    For stockholders to vote on the following proposals:

•	to elect A. George “Skip” Battle and Michael J. Moritz as Class II directors;

•	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2013; and

•	to transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.
Q:    How does the Board of Directors recommend I vote on these proposals?
A:    The Board recommends that you vote:

•	FOR the election of A. George “Skip” Battle and Michael J. Moritz as Class II directors; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2013.
Q:    Why did I receive a one-page notice in the mail about the Internet availability of proxy materials instead of a full set of printed proxy materials?
A:    Under Securities and Exchange Commission ( “SEC”) rules, we make our proxy materials available over the Internet. Instead of mailing printed copies of the proxy materials to all of our stockholders, the SEC rules allow us to send you, our stockholders as of the Record Date, a Notice containing instructions how to access the proxy materials over the Internet and how to request a printed copy by mail if you prefer. Sending you the Notice and using the Internet instead of mailing the printed proxy materials also saves costs and natural resources.

Q:    Who is making this solicitation?
A:    LinkedIn’s Board of Directors is asking you for your proxy vote for the Annual Meeting.
Q:    Who is entitled to vote at the meeting?
A:     Stockholders Entitled to Vote. Stockholders who our records show owned shares of either class of our common stock as of the close of business on the Record Date may vote at the Annual Meeting. On the Record Date, we had a total of 91,552,011 shares of LinkedIn Class A common stock (“Class A Common Stock”) issued and outstanding, which were held of record by approximately 112 stockholders, and a total of 18,797,193 shares of LinkedIn Class B common stock (“Class B Common Stock,” and, together with Class A Common Stock, the “Common Stock”) issued and outstanding, which were held of record by approximately 87 stockholders. The stock transfer books will not be closed between the Record Date and the date of the Annual Meeting. Each share of Class A Common Stock is entitled to one vote on each proposal and each share of Class B Common Stock is entitled to ten votes on each proposal. The Class A Common Stock and Class B Common Stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited.
Registered Stockholders. If your shares are registered directly in your name with LinkedIn’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by LinkedIn. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.
Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.
Q:    Can I attend the meeting in person?
A:    Yes. You are invited to attend the Annual Meeting if you are a registered stockholder or a street name stockholder as of the Record Date. In order to enter the Annual Meeting, you must present a form of photo identification acceptable to us, such as a valid driver’s license or passport, as well as proof of share ownership. Please note that since a street name stockholder is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy.
Q:    How can I get electronic access to the proxy materials?
A:    The Notice provides you with instructions about how to:

•	view our proxy materials for the Annual Meeting on the Internet; and

•	request that we send our future proxy materials to you by mail or by email.

By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are terminating your request.
Q:    How can I vote my shares?
A:    Registered Stockholders: Registered stockholders may vote in person at the Annual Meeting or by one of the following methods:

•	By Mail. If you requested printed copies of the proxy materials to be mailed to you, you can complete, sign and date the proxy card and return it in the prepaid envelope provided;

•	By Telephone. Call the toll-free telephone number in the Notice and follow the recorded instructions; or

•	By Internet. Access LinkedIn’s secure website registration page through the Internet, as identified in the Notice, and follow the instructions.
Please note that the Internet and telephone voting facilities for registered stockholders will close at 1:00 a.m. Eastern Time on June 13, 2013.
Street Name Stockholders: If your shares are held by a broker, bank or other nominee, you should have received instructions on how to vote or instruct the broker to vote your shares from your broker, bank or other nominee. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting to vote your shares.
Street name stockholders may generally vote by one of the following methods:
•    By Mail. If you requested printed copies of the proxy materials to be mailed to you, you may vote by signing, dating and returning your voting instruction card to your broker in pre‑addressed envelope provided;
•    By Methods Listed on Voting Instruction Card. Please refer to your voting instruction card or other information provided by your bank, broker, nominee or other holder of record to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by the holder of record; or
•    In Person With a Proxy from the Record Holder. A street name stockholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her bank, brokerage firm or other nominee. Please consult the voting instruction card provided to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Q:    If I submit a proxy, how will it be voted?
A:    When a proxy is properly completed, dated, executed and returned, the shares represented by such proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote?”
Q:     Can I change my vote?
A:    You may change your vote at any time prior to the vote at the Annual Meeting. To revoke your proxy instructions and change your vote if you are a holder of record, you must (i) attend the Annual Meeting and vote your shares in person (please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy), (ii) advise our Corporate Secretary at our principal executive office (2029 Stierlin Court, Mountain View, California 94043) in writing before the proxy holders vote your shares, (iii) deliver later dated and signed proxy instructions (which must be received prior to the Annual Meeting) or (iv) vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted).
Q:     What happens if I decide to attend the Annual Meeting, but I have already voted or submitted a proxy covering my shares?
A:    You may attend the meeting and vote in person even if you have already voted or submitted a proxy. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy. If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the holder of record of the shares giving you the right to vote the shares.
Q:    What quorum is required for the Annual Meeting?
A:    At the Annual Meeting, the presence in person or by proxy of a majority of the aggregate voting power of the stock issued and outstanding and entitled to vote at the Annual Meeting is required for the Annual Meeting to proceed. If you have returned valid proxy instructions or attend the Annual Meeting in person, your shares of Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.
Q:     How are votes counted?
A:    Each holder of shares of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held as of the Record Date, and each holder of shares of Class B Common Stock is entitled to 10 votes for each share of Class B Common Stock held as of the Record Date. The Class A Common Stock and Class B Common Stock are voting as a single class on all matters described in this proxy statement for which your vote is being solicited.
Each director is elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting.

“Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. Abstentions and broker non‑votes will have no effect on the outcome of the vote.
The ratification of independent registered public accountants requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on such proposal. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and have the same effect as a vote “against” the proposal. Broker non‑votes will have no effect on the outcome of the vote.
Q:     What are broker non‑votes?
A:    Broker non‑votes are shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter — the ratification of the appointment of the Company’s independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors absent direction from you.
Q:    Who will tabulate the votes?
A:    LinkedIn has designated a representative of Computershare Trust Company, N.A. as the Inspector of Election who will tabulate the votes.
Q:    Who pays for the proxy solicitation process?
A:    LinkedIn will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out‑of-pocket expenses.
Q:    May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?
A:    You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our bylaws, as applicable. In order for a stockholder proposal to be included in our proxy statement and form of proxy relating to the meeting for our 2014 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposal must be received by us no later than January 6, 2014. If a stockholder intends to submit a proposal that is not intended to be included in our proxy statement, or a nomination for director for our 2014 Annual Meeting of Stockholders, the stockholder must give us notice in accordance with the requirements set forth in our bylaws no later than the 45th day and no earlier than the 75th day prior to the one year anniversary of the mailing of the proxy statement for the 2013 Annual Meeting. If the date of the 2014 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received no earlier than 120 days prior to the 2014 Annual Meeting and no later than the later of (i) the 90th day prior to the date of the 2014 Annual Meeting or (ii) the

10th day following the date on which public announcement of the date of the 2014 Annual Meeting is first made by LinkedIn. Our bylaws require that certain information and acknowledgments with respect to the proposal or the nominee, applicable, and the stockholder making the proposal or the nomination be set forth in the notice. Our bylaws have been publicly filed with the SEC and can also be found on our website at www.linkedin.com in the Corporate Governance section of our investor relations webpage.
Q:    What should I do if I get more than one proxy or voting instruction card?
A:    Stockholders may receive more than one set of voting materials, including multiple copies of the Notice, these proxy materials, proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate Notices for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one Notice. You should vote in accordance with all of the Notices you receive relating to our Annual Meeting to ensure that all of your shares are counted.
Q:    How do I obtain a separate set of proxy materials or request a single set for my household?
A:    We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice and our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.
If you wish to receive a separate Notice, proxy statement or annual report at this time, please request the additional copy by contacting our transfer agent, Computershare Trust Company, N.A., by telephone at 1-877-373-6374 (U.S.) or +1-781-575-3120 (outside the U.S.), or by email at web.queries@computershare.com. If any stockholders in your household wish to receive a separate annual report and a separate proxy statement in the future, they may contact Investor Relations, LinkedIn Corporation, 2029 Stierlin Court, Mountain View, CA 94043. They may also send an email to Investor Relations at investors@linkedin.com or call 650-687-3600. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by contacting Investor Relations.
Q:    What if I have questions about lost stock certificates or need to change my mailing address?
A:    You may contact our transfer agent, Computershare Trust Company, N.A., by telephone at 1-877-373-6374 (U.S.) or +1-781-575-3120 (outside the U.S.), or by email at web.queries@computershare.com, if you have lost your stock certificate or need to change your mailing address.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES
The Board of Directors is composed of seven members: A. George “Skip” Battle, Reid Hoffman, Leslie Kilgore, Stanley J. Meresman, Michael J. Moritz, David Sze and Jeffrey Weiner. Mr. Hoffman serves as Chair of the Board of Directors and Mr. Battle is our Lead Independent Director.
Our Board of Directors has determined that Messrs. Battle, Meresman, Moritz and Sze and Ms. Kilgore, representing five of our seven directors, are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the New York Stock Exchange (“NYSE”). There are no family relationships between any director and an executive officer.
The Board of Directors held five meetings during fiscal year 2012. The Board also acted five times by unanimous written consent. Each director attended at least 80% of the aggregate number of meetings of our Board of Directors and the committees on which such director served during fiscal year 2012. Our Board members are strongly encouraged, per our Corporate Governance Guidelines, to attend each annual meeting of stockholders, and all of our directors attended the 2012 Annual Meeting, either in person or telephonically.
Information about the Directors and Nominees
In accordance with our certificate of incorporation, our Board of Directors is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve until the third annual meeting following election or until their successors are duly elected and qualified. Set forth below is information regarding our directors and the nominees as of April 26, 2013:

Name	Age	Position	Director Since
Directors whose terms will expire at the 2013 Annual Meeting (Class II)
A. George “Skip” Battle	69	Lead Independent Director	2010
Michael J. Moritz	58	Director	2011
Directors whose terms will expire at the 2014 Annual Meeting (Class III)
Reid Hoffman	45	Chair	2003
Stanley J. Meresman	66	Director	2010
David Sze	47	Director	2004
Directors whose terms will expire at the 2015 Annual Meeting (Class I)
Leslie Kilgore	47	Director	2010
Jeffrey Weiner	43	Chief Executive Officer and Director	2009

Business Experience and Qualifications of Directors
Nominees/Class II Directors (Current Term Will Expire at the 2013 Annual Meeting)
A. George “Skip” Battle has served on our Board of Directors since February 2010 and was appointed as our Lead Independent Director in December 2010. During the last five years, Mr. Battle has been serving on the boards of directors of various public and private companies. From January 2004 to July 2005, Mr. Battle served as Executive Chairman of Ask Jeeves, Inc., an Internet search engine company, and from December 2000 to January 2004 he served as Chief Executive Officer of Ask Jeeves. From December 1995 to January 2006, Mr. Battle served as a member of the board of directors for PeopleSoft, Inc., an enterprise software company, from August 1996 to June 2002 he served as a member of the board of directors for Barra, Inc., a software company, from June 2005 until May 2011 he served as a member of the board of directors of Advent Software, Inc., a software and consulting company, and from June 1997 to December 2012 he served as a trustee of the Masters Select family of mutual funds. From 1968 until his retirement in 1995, Mr. Battle served in management roles at Arthur Andersen LLP and then Andersen Consulting LLP (now Accenture), where he became worldwide managing partner of market development and a member of the firm’s executive committee. Mr. Battle is currently the chairman of the board of directors for Fair Isaac Corporation, an analytic products company, and is also a member of the board of directors for Netflix, Inc., an online video rental company, Expedia, Inc., an online travel reservations provider, OpenTable, Inc., an online network connecting reservation-taking restaurants and people who dine at those restaurants, and Workday, Inc., a company that provides enterprise cloud applications for human resources and finance. He holds an M.B.A. from the Stanford Graduate School of Business, awarded in 1968, and a B.A. in Economics from Dartmouth College, awarded in 1966. Mr. Battle was initially selected to serve on the Board and was nominated to continue serving on our Board of Directors due, in part, to his extensive background in public accounting and auditing, as well as his experience in the Internet industry. Mr. Battle qualifies as an “audit committee financial expert” under Securities and Exchange Commission, or the SEC, guidelines. In addition, his current service on other public company boards of directors provides us with important perspectives on corporate governance matters.
Michael J. Moritz has served on our Board of Directors since January 2011. Mr. Moritz has been a Managing Member of Sequoia Capital, a venture capital firm, since 1986. He currently serves as a director for Green Dot Corporation, a provider of general purpose reloadable pre-paid debit cards, KAYAK Software Corporation, an online provider of travel information, and GameFly, Inc., an online video game rental service company. Mr. Moritz previously served as a director of a variety of companies, including Flextronics Ltd., Google Inc., PayPal, Inc., Yahoo! Inc. and Zappos.com, Inc. Mr. Moritz holds an M.A. in Modern History from Christ Church, Oxford, awarded in 1976. Mr. Moritz was initially selected to serve on the Board and was nominated to continue serving on our Board of Directors due, in part, to his extensive background in and experience with the venture capital industry, providing guidance and counsel to a wide variety of Internet and technology companies and service on the boards of directors of a range of public and private companies.
Class III Directors (Current Term Will Expire at the 2014 Annual Meeting)
Reid Hoffman is one of our co-founders and has served on our Board of Directors since March 2003. He was appointed Chair of our Board of Directors in December 2010. He has also been a Partner at Greylock Partners, a venture capital firm, since November 2009. Previously, he served as our Chief Executive Officer from March 2003 to February 2007 and from December 2008 to June 2009. Mr. Hoffman also served as our President, Products from February 2007 to December 2008, and as our Executive Chair from June 2009 to November 2009. Prior to LinkedIn, Mr. Hoffman was executive vice president of PayPal Inc., an online payment company, from January 2000 to October 2002. Mr. Hoffman serves on the board of directors for Zynga Inc., a public social gaming company, as well as several private companies and non-profit organizations, including Do Something, Edmodo, Endeavor, Kiva.org, Mozilla Corporation, shopkick, Start Up America and Wrapp. In 2012, Mr. Hoffman also joined the board of directors of the Exploratorium, a non-profit science discovery center in San Francisco, California. Mr. Hoffman holds a Masters degree in Philosophy from Oxford University, awarded in 1993, and a B.S. in Symbolic Systems from Stanford University, awarded in 1990. Mr. Hoffman was selected to serve on our Board of Directors due to the perspective and experience he brings as one of our founders and as one of our largest stockholders, as well as his extensive experience with technology companies.
Stanley J. Meresman has served on our Board of Directors since October 2010. During the last five years, Mr. Meresman has been serving on the boards of directors of various public and private companies, including service as chair of the audit committee for some of these companies. He served as a member of the board of directors of Riverbed Technologies, Inc. from March 2005 to May 2012. Mr. Meresman was a Venture Partner with Technology Crossover Ventures, a private equity firm, from January 2004 through December 2004 and was General Partner and Chief Operating Officer of Technology Crossover Ventures from November 2001 to December 2003. During the four years prior to joining Technology Crossover Ventures, Mr. Meresman was a private investor and board member and advisor to several technology companies. From May 1989 to May 1997, Mr. Meresman was the Senior Vice President and Chief Financial Officer of Silicon Graphics, Inc., a manufacturer of high-performance computing solutions. Prior to Silicon Graphics, he was Vice President of Finance and Administration and Chief Financial Officer of Cypress Semiconductor, a semiconductor company. He currently serves as a director of Meru Networks, Inc. and Zynga Inc. Mr. Meresman holds an M.B.A. from the Stanford Graduate School of Business, awarded in 1972, and a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley, awarded in 1968. Mr. Meresman was selected to serve as a director on our Board of Directors due, in part, to his background as chair of the audit committee of other public companies and his financial and accounting expertise from his prior extensive experience as chief financial officer of two publicly traded corporations. Mr. Meresman qualifies as an “audit committee financial expert” under SEC guidelines. In addition, his current service on other public company boards of directors provides us with important perspectives on corporate governance matters. Mr. Meresman has served both as chair of the audit committee and chief financial officer of several public companies.
David Sze has served on our Board of Directors since September 2004. Mr. Sze is a Partner at Greylock Partners, which he joined in 2000. Prior to Greylock Partners, Mr. Sze was Senior Vice President of Product Strategy at Excite and then Excite@Home. As an early employee at Excite, Mr. Sze also held roles as General Manager of Excite.com and Vice President of Content and Programming for the Excite Network. Prior to Excite, he was in product marketing and development at Electronic Arts, Inc. and Crystal Dynamics, respectively. He started his career in management consulting for Marakon Associates and The Boston Consulting Group. Mr. Sze currently serves on the board of directors of Pandora Media, Inc., an internet radio provider, and serves on the boards of directors of several private companies. Mr. Sze holds an M.B.A. from the Stanford Graduate School of Business, awarded in 1993, and a B.A. from Yale University, awarded in 1988. Mr. Sze was selected to serve as a director on our Board of Directors due, in part, to his extensive background with Internet and technology companies.
Class I Directors (Current Term Will Expire at the 2015 Annual Meeting)
Leslie Kilgore has served on our Board of Directors since March 2010. Ms. Kilgore served as the Chief Marketing Officer (formerly Vice President of Marketing) of Netflix, Inc., an online video rental company, from March 2000 to February 2012, and has served as a member of the board of directors of Netflix since January 2012. From February 1999 to March 2000, Ms. Kilgore served as Director of Marketing for Amazon.com, Inc., an Internet retailer. Ms. Kilgore served as a Brand Manager for The

Procter & Gamble Company, a manufacturer and marketer of consumer products, from August 1992 to February 1999. Ms. Kilgore holds an M.B.A. from the Stanford Graduate School of Business, awarded in 1992, and a B.S. from The Wharton School at the University of Pennsylvania, awarded in 1987. Ms. Kilgore was selected to serve on our Board of Directors due, in part, to her extensive experience in marketing and the consumer products industry. Ms. Kilgore qualifies as an “audit committee financial expert” under SEC guidelines.
Jeffrey Weiner has served as our Chief Executive Officer since June 2009 and as a member of our Board of Directors since July 2009. Mr. Weiner served as our interim President from December 2008 to June 2009. Prior to LinkedIn, Mr. Weiner was an Executive in Residence at Greylock Partners and Accel Partners, both venture capital firms, from September 2008 to June 2009, where he focused on advising the leadership teams of the firms’ consumer technology portfolio companies and worked closely with the partners to evaluate new investment opportunities. Previously, Mr. Weiner held several key leadership roles at Yahoo! Inc., one of the world’s largest digital media companies, from May 2001 to June 2008, including most recently as an Executive Vice President where he was responsible for many of the company’s consumer-facing products. In addition to LinkedIn, Mr. Weiner serves on the board of directors of Intuit Inc., a provider of business and financial management solutions, as well as DonorsChoose.org and Malaria No More. He holds a B.S. in Economics from The Wharton School at the University of Pennsylvania. Mr. Weiner was selected to serve on our Board of Directors due to the perspective and experience he brings as our Chief Executive Officer and his extensive background in the Internet industry.
Committees of the Board of Directors
The Board of Directors has established the following standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.
The following chart details the membership of each standing committee, which is current as of April 26, 2013, and the number of meetings for each committee in fiscal year 2012.

Name of Director	Audit	Compensation	Governance and Nominating
A. George “Skip” Battle	M	M	C
Leslie Kilgore	M	C	M
Stanley J. Meresman	C	M	M

Number of Meetings in Fiscal 2012	10	9*	5

* In addition to its nine meetings, the Compensation Committee also acted twice by unanimous written consent.
M = Member
C = Chair
Audit Committee
Our Audit Committee provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, our Audit Committee assists the Board of Directors in oversight of the independent auditors’ qualifications, independence and performance; is responsible for the engagement, retention and compensation of the independent auditors; reviews the scope of the annual audit; reviews and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements including the disclosures in our annual and quarterly reports filed with the SEC; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; approves audit and permissible non‑audit services provided by our independent auditor; and reviews and approves related party transactions under Item 404 of Regulation S‑K. In addition, our Audit Committee oversees our internal audit function.
The current members of our Audit Committee are Mr. Meresman, who is the chair of the committee, Mr. Battle and Ms. Kilgore. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our Board of Directors has determined that Messrs. Meresman and Battle and Ms. Kilgore are Audit Committee financial experts as defined under the applicable rules of the SEC and have the requisite financial sophistication as defined under the rules and regulations of the NYSE. All of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE including the enhanced independence requirements for Audit Committee members. Mr. Battle currently serves on the audit committees of four public companies, including our Audit Committee. Pursuant to the NYSE rules and regulations, our Board of Directors has determined that his simultaneous service on the audit committees of four public companies does not impair his ability to effectively serve on our Audit Committee.
The Audit Committee Report is included elsewhere in this proxy statement. A copy of the Audit Committee’s written charter is available on our website at www.linkedin.com in the Corporate Governance section of our Investor Relations webpage.
Compensation Committee
Our Compensation Committee adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. In addition, among other things, our Compensation Committee annually evaluates, in consultation with the Board of Directors, the performance of our CEO, reviews and approves corporate goals and objectives relevant to compensation of our CEO and other executives and evaluates the performance of these executives in light of those goals and objectives. Our Compensation Committee also adopts and administers our equity compensation plans. Our Compensation Committee is also responsible for making recommendations regarding non‑employee director compensation to the full Board of Directors. The current members of our Compensation Committee are Ms. Kilgore, who is the chair of the committee, Mr. Battle and Mr. Meresman. All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and the NYSE, Section 16 of the Exchange Act and Section 162(m) of the Internal Revenue Code, or the Code.
The Compensation Committee Report is included elsewhere in this proxy statement. A copy of the Compensation Committee’s written charter is available on our website at www.linkedin.com in the Corporate Governance section of our Investor Relations webpage.
Governance and Nominating Committee
Our Governance and Nominating Committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our Board of Directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board of Directors. In addition, our Governance and Nominating Committee oversees our corporate governance guidelines, approves our committee charters, oversees compliance with our code of business conduct and ethics, contributes to succession planning, reviews actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by the Audit Committee and oversees the board self-evaluation process. The current members of our Governance and Nominating Committee are Mr. Battle, who is the chair of the committee, Ms. Kilgore and Mr. Meresman. All of the members of our Governance and Nominating Committee are independent under the rules and regulations of the NYSE.
A copy of the Governance and Nominating Committee’s written charter is available on our website at www.linkedin.com in the Corporate Governance section of our Investor Relations webpage.
Stockholder Recommendations
Stockholders can recommend qualified nominees for our Board of Directors to the Governance and Nominating Committee by submitting a proposal to our Corporate Secretary at 2029 Stierlin Court, Mountain View, California 94043. Written submissions which include the following requirements will be forwarded to the Governance and Nominating Committee for review and consideration:
•the nominee’s name, age, business address and residence address;
•the principal occupation or employment of the nominee;
•the class and number of shares of the Company that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee;
•whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee;
•a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;
•a written statement executed by the nominee acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under Delaware law with respect to the Company and its stockholders; and
•any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected.
In addition to these requirements, stockholder nominations must meet the other requirements set forth in our bylaws. For a description of the process for nominating directors in accordance with our bylaws, please see “May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?” in the section “Questions and Answers about the Proxy Materials and Our Annual Meeting” at the beginning of this proxy statement.
Director Qualifications
The Governance and Nominating Committee works with the Board to determine periodically, as appropriate, the desired Board qualifications, expertise and characteristics, including such factors as business experience and diversity; and with respect to diversity, the Governance and Nominating Committee may consider such factors as differences in professional background, education, skill, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board.
The Governance and Nominating Committee and the Board evaluate each individual in the context of the membership of the Board as a group, with the objective of having a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of background and experience in the various areas. Each director should be an individual of high character and integrity. In determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board and the Company and other qualifications and characteristics set forth in the Governance and Nominating Committee Charter.
Each director must ensure that other existing and anticipated future commitments do not materially interfere with the members’ service as a director. Any employee director must submit his or her offer of resignation from the Board in writing upon termination of employment with the Company. Upon change of his or her principal employer, any non-employee director must submit his or her offer of resignation from the Board in writing to the Chair of the Governance and Nominating Committee. The Board, through the Governance and Nominating Committee, will determine whether to accept or reject such resignation and will make a recommend to the Board as to whether to accept or reject the offer of resignation, or whether other action should be taken.
Identification and Evaluation of Nominees for Directors.
Our Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for directors. Our Governance and Nominating Committee regularly assesses the appropriate size and composition of our Board of Directors, the needs of the Board of Directors and the respective committees of the Board of Directors, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Governance and Nominating Committee through stockholders, management, current members of the Board of Directors, or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

Board Effectiveness
Our Board of Directors performs an annual self-assessment, led by the Chair of our Governance and Nominating Committee, to evaluate its effectiveness in fulfilling its obligations.
Compensation Committee Interlocks and Insider Participation

During 2012, Messrs. Battle and Meresman and Ms. Kilgore served on our Compensation Committee. None of the members of our Compensation Committee is or has at any time been one of our officers or was during fiscal year 2012 an employee. None of our executive officers currently serves or in the past year has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Communications with the Board of Directors
Stockholders and other interested parties may communicate with our Board of Directors at the following address:
The Board of Directors
c/o Corporate Secretary
LinkedIn Corporation
2029 Stierlin Court
Mountain View, CA 94034
Communications are distributed to the Board of Directors or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.
Corporate Governance Guidelines and Code of Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our executive officers and directors, and those employees responsible for financial reporting. We have also adopted Corporate Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws, charters of the committees of our board of directors, form the framework for our corporate governance. Both our Code of Business Conduct and Ethics and our Corporate Governance Guidelines are available on our website in the Investor Relations section under the menu entry: Corporate Governance (http://investors.linkedin.com/governance.cfm). As required by law, we intend to disclose on our website any amendments to our Code of Business Conduct and Ethics, or any waivers of its requirements.
Board Leadership and Role in Risk Oversight
We believe that our Board and committee structure provides strong overall management of the Company. While our Board Chair and Chief Executive roles are separate, our current Board Chair, Reid Hoffman, is not independent under NYSE rules as a result of his past employment with the Company. The Board of Directors believes that Mr. Hoffman’s service as Board Chair is appropriate and is in the best interests of the Board of Directors, the Company and its stockholders. The Board of Directors determined that it would be beneficial to have a Lead Independent Director to, among other things, preside over executive sessions of the independent directors. The complementary roles of the Board Chair and the Lead Independent Director help to lead the Board effectively.
Mr. Hoffman, our Board Chair is a co-founder of the Company and, until 2009, he was an employee. He brings valuable insight given his tenure with us, as well as his knowledge of our industry. Our Lead Independent Director, Skip Battle, is independent under the NYSE rules and has deep technology and financial experience. Mr. Battle also has significant experience on the boards of directors’ of other public and private companies, specifically technology companies, at various stages of their development. Our CEO is also a director, which brings an internal perspective to our Board, and we have two directors that are affiliated with early investors in the Company who are very familiar with our business, culture and values. Our Lead Independent Director and two other independent directors, who all serve on our standing committees, provide perspectives from their own experience and expertise, which ensures that we have a broad range of backgrounds and viewpoints informing our Board of Directors and committees’ decision-making and strategic thinking.
Our Board of Directors as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees. These committees then provide reports to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment, and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, operational, financial and reporting, succession and compensation, compliance, and other risks. Our Board of Directors and its committees oversee risks associated with their respective areas of responsibility, as summarized below. Each committee meets in executive session with key management personnel and representatives of outside advisors as required.

Board/Committee	Primary Areas of Risk Oversight
Full Board
Strategic, financial and execution risks and exposures associated with our business strategy, product innovation and sales road map, policy matters, significant litigation and regulatory exposures, and other current matters that may present material risk to our financial performance, operations, infrastructure, plans, prospects or reputation, acquisitions and divestitures.

Audit Committee
Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, investment guidelines and credit and liquidity matters, our programs and policies relating to legal compliance and strategy, and our operational infrastructure, particularly reliability, business continuity and capacity.

Governance and Nominating Committee	Risks and exposures associated with director and management succession planning, corporate governance and overall Board effectiveness.
Compensation Committee	Risks and exposures associated with leadership assessment, executive compensation programs and arrangements, including overall incentive and equity plans.

Director Compensation
Neither Mr. Weiner, nor Mr. Hoffman, receives compensation for his service on the Board of Directors. In addition, given the value of the investments made by the funds with which Messrs. Moritz and Sze are affiliated as well as the internal policies of certain of those funds, we have not previously provided them with compensation for their service on the Board of Directors. On April 26, 2012, our Board of Directors approved Restricted Stock Unit (“RSU”) awards of 3,669 shares of our Class A common stock to each of Messrs. Battle and Meresman and Ms. Kilgore in connection with their service on each of the committees of our Board of Directors. The value of the awards was established as $355,000 for each of these directors on the date of approval, and the awards were actually granted on June 14, 2012. The number of RSUs was determined by dividing $355,000 by the 90-day average of the closing price of our Class A common stock ending on June 8, 2012. Given the value of this equity compensation, none of Messrs. Battle or Meresman or Ms. Kilgore receive cash compensation for their service on the Board of Directors. We reimburse our non-employee directors for reasonable expenses in connection with attendance at Board of Director and committee meetings.
Director Equity Awards
The following table sets forth information regarding the equity compensation granted to our non‑employee directors during the fiscal year ended December 31, 2012.

Name	RSU Awards ($) (1)	Total Director Compensation ($)	Outstanding RSU Awards (#)
A. George “Skip” Battle	360,626	360,626	1,835
Reid Hoffman	—	—	—
Leslie Kilgore	360,626	360,626	1,835
Stanley Meresman	360,626	360,626	1,835
Michael Moritz	—	—	—
David Sze	—	—	—

(1)RSU awards shown in the table above vest at a rate of 25% per quarter on August 15, 2012, November 15, 2012, February 15, 2013 and May 15, 2013.The amounts included in the “RSU Awards” column represent the aggregate grant date fair value of RSU awards calculated in accordance with authoritative accounting guidance on stock-based compensation. The valuation assumptions used in determining such amounts are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 19, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 12, 2013 as to (i) each person who is known by us to beneficially own more than 5% of our outstanding Common Stock, (ii) each of the executive officers and other persons named in the Summary Compensation Table, (iii) each director and nominee for director, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each listed stockholder is c/o LinkedIn Corporation, 2029 Stierlin Court, Mountain View, California 94043.
Applicable percentage ownership is based on 91,400,638 shares of Class A Common Stock and 18,887,435 shares of Class B Common Stock outstanding at April 12, 2013. In computing the number of shares of stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares subject to options held by that person that are currently exercisable or exercisable within 60 days of April 12, 2013, and shares issuable upon the vesting of restricted stock units within 60 days of April 12, 2013. However, we did not deem these shares to be outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Class A Common Stock		Class B Common Stock+		% of Total Voting Power#
	Shares	%	Shares	%
5% Stockholders:
Reid Hoffman and Michelle Yee, Trustees of the Reid Hoffman and Michelle Yee Living Trust dated October 27, 2009 (1)	—	—	17,073,237	90.4	60.9
Jennison Associates LLC (2)	7,705,593	8.4	—	—	2.7
FMR LLC (3)	5,083,134	5.6	—	—	1.8
T. Rowe Price Associates, Inc. (4)	7,833,170	8.6	—	—	2.8
Prudential Financial, Inc. (5)	7,700,583	8.4	—	—	2.7
Named Executive Officers and Directors:
Jeffrey Weiner (6)	43,850	*	2,331,004	11.0	7.7
Steven Sordello (7)	16,268	*	265,345	1.4	1.0
David Henke (8)	9,508	*	35,420	*	*
Dipchand “Deep” Nishar (9)	3,245	*	70,351	*	*
Michael Gamson (10)	758	*	144,434	*	*
J. Kevin Scott (11)	9,049	*	12,500	*	*
A. George “Skip” Battle (12)	24,907	*	65,000	*	*
Reid Hoffman (13)	—	—	17,073,237	90.4	60.9
Leslie Kilgore (14)	2,292	*	60,000	*	*
Stanley Meresman (15)	1,376	*	29,230	*	*
Michael Moritz (16)	671,620	*	—	—	*
David Sze (17)	361,746	*	—	—	*
All executive officers and directors as a group (13 persons) (18)	1,151,059	1.3	20,186,321	94.3	66.5

+
Options to purchase Class B Common Stock included in this table may be early exercisable, and to the extent such shares of Class B Common Stock are unvested as of a given date, such Class B Common Stock will remain subject to a right of repurchase held by us. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis, such that each holder of Class B Common Stock beneficially owns an equivalent number of Class A Common Stock.

#
Percentage total voting power represents voting power with respect to all shares of our Class A and Class B Common Stock, as a single class. Each holder of Class B Common Stock shall be entitled to ten votes per share of Class B Common Stock and each holder of Class A Common Stock shall be entitled to one vote per share of Class A Common Stock on all matters submitted to our stockholders for a vote. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

*	Represents beneficial ownership of less than 1%.

(1)
Consists of 17,073,237 shares of Class B Common Stock owned by the Reid Hoffman and Michelle Yee Living Trust dated October 27, 2009 (“Hoffman Trust”). Reid Hoffman retains sole voting and dispositive power over these shares. The address is 2029 Stierlin Court, Mountain View, CA 94043.

(2)
According to a Schedule 13(G) filed February 13, 2013, the 7,705,593 Class A Common Stock shares reported by Jennison Associates LLC (“Jennison”), are held as a result of Jennison’s role as an investment adviser of several managed portfolios. Jennison may be deemed to be the beneficial owner of the Class A Common Stock. Jennison has sole voting power of 4,706,271 shares and shared dispositive power of 7,705,593 shares. The address for Jennison is 466 Lexington Avenue, New York, NY 10017.

(3)
According to a Schedule 13(G) filed February 14, 2013, the 5,083,134 Class A Common Stock shares reported by FMR LLC (“FMR”) are owned, or may be deemed to be owned by FMR. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR and an investment advisor, is the beneficial owner of 4,928,089 Class A Common Stock shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d and FMR, through its control of Fidelity and the Fidelity funds (“Funds”), each has sole power to dispose to the 4,928,089 Class A Common Stock shares owned by the Funds. Neither FMR nor Edward C. Johnson 3d, has sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Board of Trustees. Strategic Advisers, Inc. (“Strategic”), a wholly-owned subsidiary of FMR and an investment adviser, provides investment advisory services to individuals. As such, FMR’s beneficial ownership includes 35 Class A Common Stock shares beneficially owned by Strategic. Pyramis Global Advisors, LLC (“Pyramis”), an indirect wholly-owned subsidiary of FMR and an investment adviser, is the beneficial owner of 111,510 Class A Common Stock shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds or investment companies owning such shares. Edward C. Johnson 3d and FMR, through its control of Pyramis, each has sole dispositive power over 111,510 Class A Common Stock shares and sole power to vote or to direct the voting of 111,510 Class A Common Stock shares owned by the institutional accounts or funds advised by Pyramis. Pyramis Global Advisors Trust Company (“Pyramis Trust”), an indirect wholly-owned subsidiary of FMR and a bank, is the beneficial owner of 43,500 Class A Common Stock shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR, through its control of Pyramis Trust, each has sole dispositive power over 43,500 Class A Common Stock shares and sole power to vote or to direct the voting of 43,500 Class A Common Stock shares owned by the institutional accounts managed by Pyramis Trust. The address for FMR is 82 Devonshire Street, Boston, MA 02109.

(4)
According to a Schedule 13(G) filed February 7, 2013, the 7,833,170 Class A Common Stock shares reported by T. Rowe Price Associates, Inc. (“TRP”) are owned, or may be deemed to be beneficially owned, by TRP, an investment adviser, which holds sole voting power of 2,423,567 Class A Common Stock shares and sole dispositive power of 7,833,170 Class A Common Stock shares. The address for TRP is 100 E. Pratt Street, Baltimore, MA 21202.

(5)
According to a Schedule 13(G) filed February 11, 2013, the 7,700,583 Class A Common Stock shares reported by Prudential Financial, Inc. (“Prudential”) are owned, or may be deemed to be beneficially owned, by Prudential, the parent holding company, which holds sole voting and dispositive power of 206,759 Class A Common Stock shares, share voting power of 4,490,334 Class A Common Stock shares and shared dispositive power of 7,493,824 Class A Common Stock shares. The 7,700,583 Class A Common Stock shares reported are owned, directly or indirectly, by Prudential or its investment advisors, The Prudential Insurance Company of America, Jennison Associates LLC, Prudential Investment Management, Inc. or Quantitative Management Associates LLC. The address for these entities is 751 Broad Street, Newark, NJ 07102-3777.

(6)
Consists of (i) 17,020 shares of Class A Common Stock; (ii) 13,110 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of April 12, 2013; (iii) 13,720 shares of Class A Common Stock issuable pursuant to stock options exercisable within 60 days of April 12, 2013; and (iv) 2,331,004 shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of April 12, 2013, of which 600,093 shares are held of record by the JW 2012 Trust dated June 1, 2012 for which Mr. Weiner serves as the trustee.

(7)
Consists of (i) 13,143 shares of Class A Common Stock held of record by Steven Sordello & Susan Sordello Trust dated September 19, 2003 for which Mr. Sordello serves as the trustee (“Sordello Trust”); (ii) 3,125 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of April 12, 2013; (iii) 224,095 shares of Class B Common Stock, held of record by the Sordello Trust, of which 6,250 may be repurchased by us at the original exercise price within 60 days of April 12, 2013; and (iv) 41,250 shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of April 12, 2013.

(8)
Consists of (i) 758 shares of Class A Common Stock; (ii) 8,750 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of April 12, 2013; and (iii) 35,420 shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of April 12, 2013.

(9) Consists of (i) 120 shares of Class A Common Stock; (ii) 3,125 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of April 12, 2013; (iii) 47,432 shares of Class B Common Stock held of record by Dipchand V. Nishar as Trustee of the Nishar Family Children’s Trust dated December 2, 2009; and (iv) 22,919 shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of April 12, 2013.
(10) Consists of (i) 758 shares of Class A Common Stock; (ii) 120,000 shares of Class B Common Stock, of which 4,688 may be repurchased by us at the original exercise price within 60 days of April 12, 2013; and (iii) 24,434 shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of April 12, 2013.
(11) Consists of (i) 299 shares of Class A Common Stock; (ii) 8,750 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of April 12, 2013; and (iii) 12,500 shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of April 12, 2013.

(12)
Consists of (i) 21,374 shares of Class A Common Stock; (ii) 918 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of April 12, 2013; (iii) 2,615 shares of Class A Common Stock held of record by the George Battle 2011 Separate Property Trust dated October 26, 2011; and (iv) 65,000 shares of Class B Common Stock, of which 14,063 may be repurchased by us at the original exercise price within 60 days of April 12, 2013. Excludes shares held by the Battle Family Foundation, a 501(c)(3) corporation, of which Mr. Battle is an executive officer.

(13)	Consists of 17,073,237 shares of Class B Common Stock held of record by Reid Hoffman and Michelle Yee, Trustees of the Reid Hoffman and Michelle Yee Living Trust dated October 27, 2009.

(14)
Consists of (i) 1,374 shares of Class A Common Stock; (ii) 918 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of April 12, 2013; and (iii) 60,000 shares of Class B Common Stock, of which 12,500 may be repurchased by us at the original exercise price within 60 days of April 12, 2013.

(15)
Consists of (i) 458 shares of Class A Common Stock held of record by Stanley J. Meresman and Sharon A. Meresman, Trustees of the Meresman Family Trust UDT dated September 13, 1989 (“Meresman Trust”); (ii) 918 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of April 12, 2013; and (iii) 29,230 shares of Class B Common Stock held of record by the Meresman Trust, of which 26,563 may be repurchased by us at the original exercise price within 60 days of April 12, 2013.

(16)	Consists of 671,620 shares of Class A Common Stock held of record by The Maximus Trust dated March 19, 1996 for which Mr. Moritz serves as a trustee.

(17)	Consists of 361,746 shares of Class A Common Stock.
(18) Consists of (i) 1,096,475 shares of Class A Common Stock beneficially owned by the current directors and executive officers; (ii) 13,720 shares of Class A Common Stock issuable pursuant to stock options exercisable within 60 days of April 12, 2013; (iii) 40,864 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of April 12, 2013 (iv) 17,663,944 shares of Class B Common Stock, of which 76,564 may be repurchased by us at the original exercise price within 60 days of April 12, 2013; and (v) 2,522,377 shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of April 12, 2013.

PROPOSAL ONE:

ELECTION OF DIRECTORS
Our Board of Directors consists of seven members. In accordance with our certificate of incorporation, our Board of Directors is divided into three classes with staggered three-year terms. At the 2013 Annual Meeting, two directors will be elected for three year terms.
Nominees
The Governance and Nominating Committee of the Board of Directors recommended, and the Board of Directors approved, A. George “Skip” Battle and Michael J. Moritz as nominees for election at the Annual Meeting to the Board of Directors. If elected, each of A. George “Skip” Battle and Michael J. Moritz will serve as directors until our annual meeting in 2016, and until a successor is qualified and elected or until his or her earlier resignation or removal. Each of the nominees is currently a director of the Company. For information concerning the nominees, please see “Information about the Directors and Nominees” above in this Proxy Statement.
Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of A. George “Skip” Battle and Michael J. Moritz. If the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that a nominee would be unable or unwilling to serve as a director.
Vote Required
Each director is elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non‑votes will have no effect on the outcome of the vote.
The Board of Directors unanimously recommends that stockholders vote “FOR” the election of each of A. George “Skip” Battle and Michael J. Moritz as Class II directors.

PROPOSAL TWO:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2013 and recommends that stockholders vote for ratification of such selection. Although ratification by stockholders is not required by law, the Company has determined that it is desirable to request ratification of this selection by the stockholders. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee may reconsider its selection. Notwithstanding its selection or voting results, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of LinkedIn and its stockholders.
Deloitte & Touche LLP has audited our consolidated financial statements annually since it was first appointed in fiscal year 2002. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.
Fees for Professional Services Rendered, Accrued for or Billed by Deloitte & Touche LLP during Fiscal Years 2012 and 2011 (in thousands)

	Fiscal Year
	2012	2011
Audit Fees (1)	$2,539	$2,665
Audit-Related Fees	48	4
Tax Fees	1,311	901
All Other Fees	2	—
Total	$3,900	$3,570

(1)	Reflects the fees approved by LinkedIn and billed or to be billed by Deloitte & Touche LLP with respect to services performed for the audit and other services for the applicable fiscal year.
“Audit Fees” consisted of fees for the audit of our annual financial statements, including audited financial statements presented in our annual report on Form 10‑K, review of the financial statements presented in our quarterly reports on Form 10‑Q, services rendered in connection with our Form S-1 and Form S-8 related to our initial public offering, our Form S-1 related to our follow-on public offering and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non‑U.S. jurisdiction.
“Audit-Related Fees” consisted of assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

“Tax Fees” consisted of professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.
“All Other Fees” consisted of permitted services other than those that meet the criteria above and include accounting subscriptions.
Pre-approval Policy. The Audit Committee has established a policy governing our use of the services of our independent registered public accountants. Under the policy, the Audit Committee is required to pre-approve all audit and non‑audit services performed by the Company’s independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants’ independence. In fiscal years 2012 and 2011, all fees identified above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” that were billed by Deloitte & Touche LLP were approved by the Audit Committee in accordance with SEC requirements.
The Audit Committee has determined that the rendering of other professional services for tax compliance and tax advice by Deloitte & Touche LLP is compatible with maintaining their independence.
Vote Required
The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter is necessary to ratify the selection of Deloitte & Touche LLP as our independent registered public accountants for fiscal year 2013. Abstentions are treated as shares of Common Stock present in person or represented by proxy and entitled to vote and therefore, will have the effect of a vote “against” the ratification of Deloitte & Touche LLP as our independent registered public accountants. Broker non‑votes will have no effect on the outcome of the vote.
The Board of Directors, on behalf of the Audit Committee, recommends that stockholders vote “FOR” the ratification of the selection of Deloitte & Touche LLP as LinkedIn’s independent registered public accountants for the fiscal year ending December 31, 2013.

EXECUTIVE OFFICERS
Set forth below is information regarding our executive officers as of April 26, 2013.

Name	Age	Position
Jeffrey Weiner	43	Chief Executive Officer and Director
Steven Sordello	43	Senior Vice President and Chief Financial Officer
Michael Gamson	38	Senior Vice President, Global Solutions
David Henke	56	Senior Vice President, Operations
Dipchand “Deep” Nishar	44	Senior Vice President, Products and User Experience
Erika Rottenberg	50	Vice President, General Counsel and Secretary
J. Kevin Scott	41	Senior Vice President, Engineering
Jeffrey Weiner has served as our Chief Executive Officer since June 2009 and as a member of our Board of Directors since July 2009. Mr. Weiner served as our interim President from December 2008 to June 2009. Prior to LinkedIn, Mr. Weiner was an Executive in Residence at Greylock Partners and Accel Partners, both venture capital firms, from September 2008 to June 2009, where he focused on advising the leadership teams of the firms’ consumer technology portfolio companies and worked closely with the partners to evaluate new investment opportunities. Previously, Mr. Weiner held several key leadership roles at Yahoo! Inc., one of the world’s largest digital media companies, from May 2001 to June 2008, including most recently as an Executive Vice President where he was responsible for many of the company’s consumer-facing products. In addition to LinkedIn, Mr. Weiner serves on the board of directors of Intuit Inc., a provider of business and financial management solutions, as well as DonorsChoose.org and Malaria No More. He holds a B.S. in Economics from The Wharton School at the University of Pennsylvania.
Steven Sordello has served as our Senior Vice President and Chief Financial Officer since January 2011 and served as our Chief Financial Officer from July 2007 to January 2011. Prior to LinkedIn, Mr. Sordello served as Chief Financial Officer of two NASDAQ publicly traded companies. He was Chief Financial Officer of TiVo, Inc., a manufacturer of digital video recorders, from August 2006 to July 2007, where he was part of the management team that helped lead TiVo to its first quarter of profitability. Prior to TiVo, Mr. Sordello served in several roles, including as Chief Financial Officer at Ask Jeeves, Inc., an Internet search engine company, from May 1999 to October 2005 when it was acquired by IAC/InterActiveCorp. At Ask Jeeves, he was part of the management team that lead the company through a transition from unprofitable to a high-growth, high-margin company. Mr. Sordello has also worked in senior finance roles at Adobe Systems Incorporated, a leading software company, and Syntex Corporation, a pharmaceuticals company (acquired by Roche Pharmaceuticals). He holds an M.B.A. and a B.S. in Business from Santa Clara University.
Michael Gamson has served as our Senior Vice President, Global Solutions since January 2011. Prior to that, Mr. Gamson was our Vice President of Sales for our Hiring Solutions business from June 2008 to January 2011, and our General Manager of LinkedIn Research Network from September 2007 to June 2008. Prior to LinkedIn, Mr. Gamson served in several roles, including most recently as Director of Product Marketing from April 2004 to August 2007, at Advent Software, Inc., a provider of enterprise software for investment managers, from January 1999 until August 2007. Mr. Gamson holds a B.A. in Comparative Religions and Fine Arts from Amherst College.
David Henke has served as our Senior Vice President, Operations since January 2011, and served as our Vice President, Engineering & Operations from November 2009 to January 2011. Prior to LinkedIn, Mr. Henke was Senior Vice President, Engineering at Yahoo! Inc., from July 2005 to June 2009, responsible for Engineering/Operations at Yahoo! Search Marketing and the Production Operations Infrastructure for the entire company. Prior to Yahoo!, Mr. Henke ran Engineering/Operations for AltaVista Company, an Internet search engine company, from 1998 to 2002. Prior to AltaVista, he served in development and management roles for Silicon Graphics, Inc., a manufacturer of high-performance computing solutions, from 1990 to 1998. He holds a B.A. in Mathematics from the University of California, Santa Barbara.
Dipchand “Deep” Nishar has served as our Senior Vice President, Products and User Experience since January 2011, and served as our Vice President, Products from January 2009 until January 2011. Prior to LinkedIn, Mr. Nishar served in several roles, including most recently as the Senior Director of Products for the Asia-Pacific region, at Google Inc., an Internet search company, from August 2003 to January 2009. He was also the Founder and Vice President of Products at Patkai Networks, a service oriented architecture software company. Mr. Nishar holds an M.B.A. with highest honors (Baker Scholar) from Harvard Business School, an M.SEE from University of Illinois, Urbana-Champaign, and a B.Tech with honors from the Indian Institute of Technology.
Erika Rottenberg has served as our Vice President, General Counsel and Secretary since July 2008. Prior to LinkedIn, Ms. Rottenberg served as Senior Vice President, General Counsel and Secretary for SumTotal Systems, Inc., a talent management enterprise software company, from March 2004 to July 2008, and served as a consultant to SumTotal through December 2008. Prior to SumTotal, Ms. Rottenberg served in several roles, including most recently as Vice President, Strategic Development and General Counsel, at Creative Labs, Inc., a computer peripheral and digital entertainment product company. Ms. Rottenberg began her legal career with the Silicon Valley-based law firm of Cooley LLP. Ms. Rottenberg also serves on the board of directors of the Girl Scouts of Northern California and the Silicon Valley Law Foundation. She holds a J.D. from the University of California, Berkeley’s Boalt Hall School of Law and a B.S. in Special and Elementary Education from State University of New York at Geneseo.
J. Kevin Scott has served as our Senior Vice President, Engineering since February 2012, and served as our Vice President, Engineering from February 2011 to February 2012. Prior to LinkedIn, Mr. Scott was Senior Engineering Director at Google Inc., an Internet search company, from June 2010 to February 2011, responsible for overseeing mobile ads engineering. Prior to that, Mr. Scott was VP Engineering/Operations at AdMob, a mobile advertising company, from July 2007 to June 2010. He holds an M.S. in Computer Science from Wake Forest University and a B.S. in Computer Science from Lynchburg College.
Each officer serves at the discretion of our Board of Directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for:

•	Jeffrey Weiner, our Chief Executive Officer (our “CEO”);

•	Steven Sordello, our Senior Vice President and Chief Financial Officer (our “CFO”);

•	David Henke, our Senior Vice President, Operations;

•	Dipchand “Deep” Nishar, our Senior Vice President, Products and User Experience;

•	J. Kevin Scott, our Senior Vice President, Engineering; and

•	Michael Gamson, our Senior Vice President, Global Solutions.
We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as the “Named Executive Officers.”
Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of compensation that we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation policies and decisions involving our executive team, including the Named Executive Officers, during 2012.
Executive Summary
Our executive compensation program emphasizes long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders as well as motivate and reward our executive officers. In 2012, we made the following compensation decisions:

•
Equity: We decided that our next grants to our executive team would be a combination of restricted stock units (“RSUs”) and options to purchase our Class A Common Stock (“Options”). For perspective, after our IPO in 2011, we began granting RSUs to our executive team, including the Named Executive Officers. The decision to grant RSUs was based on several factors, including our Compensation Committee’s recognition of the need to continue to incentivize and retain our executive team during an anticipated period of high growth, and market dynamics. In 2012, we decided to evolve our long-term equity incentive program to include Options along with RSUs. While we did not grant any equity to our executive team, including the Named Executive Officers, in 2012, we did make equity grants to the executive team, including our Named Executive Officers, in March 2013. These March 2013 equity grants were a combination of both RSUs and Options.

•	Bonus: We paid annual cash bonuses to our executive team, including the Named Executive Officers, in amounts that averaged 89.25% of base salary for the Named Executive Officers.

•	Base Salary: We continued to adjust the base salaries and target total cash compensation opportunities of our executive team, including the Named Executive Officers, to more market competitive levels relative to our publicly traded peer group, which consists of the companies against which we compare our compensation practices.
 Executive Compensation Philosophy
We operate in a new and rapidly evolving market. To succeed in this environment, we must continually refine our business model, foster the viral growth of our member base, increase the level of engagement of our members, develop and update new and existing products and solutions, and expand our international operations. To achieve these objectives, we need a highly talented team of engineering, products, sales, marketing, and general and administrative professionals. We also expect our team to possess and demonstrate strong leadership and management capabilities.
We believe that to attract, retain, and motivate high-performing employees, including the Named Executive Officers, we must continue to foster our unique company culture, which serves as the basis on which we hire, evaluate, and reward the performance of our employees.
Our values and unique company culture serve as the foundation of our success. Our values are the principles by which we manage our day-to-day business and facilitate decision-making. Our core values are:

•	Our Members Come First. We encourage employees to know and understand our members and to ensure that we foster the long-term vitality of the LinkedIn ecosystem.

•	Relationships Matter. By fostering trust with colleagues and partners, we all succeed. We fundamentally believe that doing what is right is more important than being right.

•	Be Open, Honest and Constructive. We expect our employees to communicate with clarity and provide feedback with consistency in a constructive way.

•	Demand Excellence. Our employees are encouraged to lead by example, seek to solve big challenges, set measureable and actionable goals, and continuously learn, iterate and improve.

•	Take Intelligent Risks. Taking intelligent risks has been paramount in building our Company to date. No matter how large we become we strive to never lose our startup mentality.

•	Act Like an Owner. Talent is our most important asset. We expect our employees to act as an owner in each decision they make, no matter how big or small.
Our company culture reflects who we are and the company we aspire to be. Our culture is shaped in large part by our values and is best defined by:

•
Transformation. People who work at LinkedIn are here because they seek to make a positive and lasting impact on the world, help realize the full potential of LinkedIn, and fundamentally alter the trajectory of their careers.

•	Integrity. We do not believe the ends justify the means. Rather, we expect employees to do the right thing no matter what.

•
Collaboration. Much like the network effects inherent in our business model, we believe that as valuable as we are as individuals, we are all exponentially more valuable when aligned and working together.

•	Humor. Fulfilling our mission and vision requires an intense focus, so we believe it is important to not take ourselves too seriously and try to have some fun while doing it.

•
Results. We set clear, actionable goals and have high expectations for our performance. We count on our employees to consistently deliver excellent results, seek leverage through greater efficiency and effectiveness, and demonstrate leadership throughout the organization.

From our values and culture, we have developed the following principles to guide the design and operation of our executive compensation program to:

•	support, attract and retain the best talent;

•	support a high-performance culture by rewarding excellence and achievement;

•	recognize and retain top-performing talent via differentiated rewards and opportunities;

•	reinforce alignment with our Company’s values (in particular, a focus on excellence and an attitude of ownership;

•	create alignment with our Company’s long-term performance; and

•	provide an opportunity for each employee to share in the success we create together.
Executive Compensation Program Design
Prior to the initial public offering of our Class A Common Stock in 2011, the compensation of our executive team was heavily weighted towards equity, which was awarded in the form of options to purchase shares of our Class B Common Stock. Our Board of Directors determined that this form of compensation focused our executive team on driving achievement of our strategic and financial goals, including growth in our member base and engagement.
As a publicly-traded company, we have adjusted the base salaries and target total cash compensation of our executives to reflect our competitive peer group and to align our compensation program with similarly situated companies. However, our Compensation Committee continues to believe that emphasis on the equity component of executive compensation, in the form of both RSUs and Options, best aligns the interests of our executive team, including the Named Executive Officers, with the interests of our stockholders by motivating their efforts to increase stockholder value.
We also offer cash compensation in the form of (i) base salaries to reward individual contributions, as well as critical skills and technical expertise, and to compensate our executive team for their day-to-day responsibilities, and (ii) annual bonuses to drive excellence and leadership and motivate achievement of our shorter-term financial and operational objectives.
Compensation-Setting Process
Role of Compensation Committee

Our Compensation Committee is responsible for overseeing executive compensation matters, including determining and approving the ongoing compensation arrangements for our executive team. Pursuant to its charter, which is available at http://investors.linkedin.com, our Compensation Committee is responsible for evaluating, approving, and reviewing the compensation policies, practices, plans and arrangements for our executive team, including the Named Executive Officers, and overseeing our cash-based and equity-based compensation plans. Our Compensation Committee has the right to delegate certain of its authority, but to date, it has not done so.
Each year, our Compensation Committee conducts a review of our executive compensation program and related policies and practices. As part of this review process, our Compensation Committee applies our values and the objectives as described above, together with consideration for the levels of compensation that we believe are appropriate to pay given our profile in the marketplace as well as the demand for our executives by competitors and other companies, to ensure that the compensation of our executives remains competitive and that we are meeting our retention objectives. When making compensation decisions, our Compensation Committee also carefully considers the potential cost to our Company if we were required to find a replacement for an individual executive.
In determining the compensation of our executive team, including the Named Executive Officers, for 2012, our Compensation Committee reviewed and considered various market data presented by our management and its advisor, Compensia, Inc., a national compensation consulting firm that provides executive compensation advisory services (“Compensia”), as well as our overall strategic business plan. Market data was used primarily as a reference point for measuring the competitive marketplace, and was one factor among others, used by our Compensation Committee in determining executive compensation.
Role of Management
In carrying out its responsibilities, our Compensation Committee works with members of our management, including our CEO. Typically, our management assists our Compensation Committee by providing information on corporate and individual performance, market data on compensation matters, and management’s perspective and recommendations on compensation matters. In 2012, our talent team and Compensia prepared an analysis of the level of and mix between cash and equity compensation of our executive team compared to the competitive market (as determined using compensation survey data and publicly-available data from our compensation peer group). Our Compensation Committee then used this information as a reference in its deliberations on specific compensation actions and decisions.
Typically, our CEO attends meetings of our Compensation Committee and will provide input and make recommendations regarding compensation matters, including the compensation of our executives (except with respect to his own compensation). When our Compensation Committee or members of our Board of Directors engage in discussions regarding our CEO’s compensation, he recuses himself from such discussions.
While our Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters, it uses these recommendations and proposals as one factor in making compensation decisions.
Role of Compensation Consultant
We initially engaged Compensia in December 2009 to review the compensation arrangements of our executive team and to generally support our analysis of compensation data and formulation of recommendations for executive compensation actions and decisions. Compensia has been engaged by and serves as an advisor to management, but often presents market information and data to our Compensation Committee. Further, the Compensation Committee works directly with Compensia from time to time in order to obtain additional information or clarity regarding data provided by Compensia, and also requests specific analyses.
Pursuant to its charter, our Compensation Committee is authorized to retain the services of one or more executive compensation advisors from time to time, as it sees fit, in connection with carrying out its duties. In February 2011, our Compensation Committee first engaged Towers Watson, an international compensation consulting firm, as its compensation consultant to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis. Towers Watson serves at the direction and discretion of our Compensation Committee.
In 2012, Towers Watson performed the following services for our Compensation Committee:

•	advised on executive compensation proposals in the context of market and best practices;

•	advised on the reasonableness of assumptions and data presented by management and its compensation advisors;

•	advised on our equity award strategy in the context of market and best practices; and

•	advised on board of director compensation.
A representative from Towers Watson attended our Compensation Committee meetings during 2012.
Our Compensation Committee has assessed the independence of Towers Watson taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the New York Stock Exchange listing standards, and has concluded that no conflict of interest exists with respect to the work that Towers Watson performs for our Compensation Committee .
In the future, we expect that our Compensation Committee will continue to seek the advice of independent executive compensation consultants or advisors to ensure the alignment of our executive compensation program with our strategy and competitive market practice.
Competitive Positioning
In September 2011, our Compensation Committee approved the following group of public peer companies for use as a reference in its compensation deliberations later in the year (the “2011 Peer Group”):

Acme Packet	NetSuite	Rovi
Citrix Systems	OpenTable	Salesforce.com
Fortinet	Pandora Media	SolarWinds
Groupon	Qlik Technologies	SuccessFactors
HomeAway	Riverbed Technology	TIBCO Software
Informatica	Rackspace Hosting	VMWare
Netflix	Red Hat	Zynga
In addition, our Compensation Committee reviewed data from the Radford Executive Survey, using a cut of companies with median revenue of approximately $500 million.

Our Compensation Committee used publicly available data from the 2011 Peer Group and the survey data as reference in its executive compensation deliberations in December 2011, which were effective beginning January 1, 2012.
In the second half of 2012, our Compensation Committee directed management to conduct a market analysis for purposes of making executive compensation comparisons and, as part of this process, to review and update our compensation peer group for comparative purposes. Following discussions with our management team (and Compensia as management’s advisor), our Compensation Committee, and our Compensation Committee’s independent compensation consultant, management proposed a revised compensation peer group that reflected the unique characteristics of our company.
In determining our peer group, we focused primarily on three specific categories of peer companies: high technology companies in the United States, consumer Internet companies in the United States and high technology companies in the San Francisco Bay Area. We also considered revenue and EBITDA levels, and determined that a peer group consisting of companies with revenue and EBITDA levels ranging below and above our own level was appropriate. Our Compensation Committee believed that including companies with higher revenue and EBITDA levels than ours was appropriate due to our historical and recent rapid growth, as well as potential continued rapid growth rate. This peer group includes a combination of Internet, enterprise and high technology companies where, as a result of rapid growth, the scope and complexity of the peer companies’ senior executive positions were comparable to the scope and complexity of our executive positions. In addition, the compensation peer group includes companies which have experienced high growth rates in the period immediately following their initial public offerings.
After consideration, our Compensation Committee approved the following group of public peer companies in September 2012 (the “2012 Peer Group”):

Adobe Systems	Pandora Media
Ancestry.com	priceline.com
AOL	Red Hat
Expedia	Riverbed Technology
Facebook	salesforce.com
Groupon	Shutterfly
HomeAway	TripAdvisor
IAC/InterActiveCorp	VMware
Intuit	Yahoo
Netflix	Zynga
The 2012 Peer Group was used in determining compensation for our executive team for 2013, and we expect that our Compensation Committee will continue to evaluate our compensation peer company group on an ongoing basis when it makes determinations about the compensation of our executive team in the future.
Executive Compensation Program Components
Base Salary

In December 2011, our Compensation Committee considered and made adjustments to the base salaries of our executive team, including the Named Executive Officers, effective January 1, 2012, as part of its effort to transition the base salaries of our executives towards market-competitive positions more reflective of a publicly-traded company. In this regard, our Compensation Committee considered a number of factors in making these adjustments, including the scope of each executive’s performance, past and expected future contributions, responsibilities, experience, prior base salary level, our Company’s anticipated rapid growth rate, internal equity, competitive market data on the compensation paid by the companies in the 2011 Peer Group for similar positions within our industry (with an emphasis on the 50th percentile of such data), and the recommendations of our CEO.
The adjustments to the base salaries of the Named Executive Officers, which were effective on January 1, 2012, were as follows, and the adjusted salaries approximated the 50th percentile of the 2011 Peer Group:

Named Executive Officer	2011 Annual Base Salary	2012 Annual Base Salary	Percentage Increase
Mr. Weiner	$480,000	$535,000	11.5%
Mr. Sordello	$300,000	$350,000	16.7%
Mr. Gamson	$300,000	$340,000	13.3%
Mr. Henke	$300,000	$340,000	13.3%
Mr. Nishar	$300,000	$365,000	21.7%
Mr. Scott*	$250,000	$340,000	36.0%
___________
*Mr. Scott was promoted to Senior Vice President, Engineering in 2012; in 2011, he served as Vice President, Engineering.
The actual base salaries paid to the Named Executive Officers during 2012 are set forth in the Summary Compensation Table below.
Cash Bonuses
In March 2012, our Compensation Committee approved an executive bonus compensation plan for 2012 for our executive team, including the Named Executive Officers (the “2012 Executive Bonus Plan”). Consistent with our historical practices, the 2012 Executive Bonus Plan was designed to motivate and reward our executive team’s efforts to achieve the financial and operational objectives reflected in our annual operating plan, including our member growth and engagement goals. As contemplated under the 2012 Executive Bonus Plan, our Compensation Committee established target bonus opportunities for each of our executives that would be payable based upon our level of achievement with respect to our corporate performance measures for the year.
Target Bonus Opportunities
After reviewing an analysis of the current market practices of the companies in the 2011 Peer Group for similar positions within our industry and consistent with its objective of shifting cash compensation to closer alignment with market practice, our Compensation Committee set the target bonus opportunities for our executive team, including the Named Executive Officers, under the 2012 Executive Bonus Plan as a percentage of each executive’s base salary.
As set forth in the 2012 Executive Bonus Plan, the target bonus opportunity of our CEO was set at 100% of his base salary, and the target bonus opportunities of the other Named Executive Officers were set at 70% of their base salaries. Further, the maximum bonus payout of each Named Executive Officer was capped at 150% of his or her target bonus opportunity.
Bonus Pool Funding and Performance Measures
For purposes of funding the 2012 Executive Bonus Plan, our Compensation Committee established a “bonus pool” to be funded on the basis of our Company’s actual level of achievement as measured against the various corporate financial and operational performance objectives selected for the year.
Under the 2012 Executive Bonus Plan, the funding of the bonus pool (and, consequently, the payout of each executive’s target bonus opportunity) was based entirely on our Company’s level of achievement under certain specified corporate performance measures.
For purposes of the 2012 Executive Bonus Plan, our Compensation Committee established the following five corporate performance measures:

•	revenue;

•	members;

•	unique visiting members;

•	page views; and

•	adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”).
Each of these corporate performance measures was equally weighted.
For purposes of the 2012 Executive Bonus Plan, “revenue” was calculated as reflected in our audited financial statements for fiscal 2012 and “adjusted EBITDA” was to be calculated based on our full-fiscal year earnings as reflected in our audited financial statements, adjusted to exclude income tax provision, depreciation and amortization, stock-based compensation expense and interest and other income and expenses.
The operational performance measures (members, unique visitors and page views) were based on member growth and engagement, which our Compensation Committee believes is the key to our long-term success. In addition, the financial performance measures (revenue and adjusted EBITDA) are important indicators of our ability to monetize our solutions and achieve profitability. Each of the corporate performance measures was given equal weight based on our belief that each was critical to achieving our strategic and operational objectives for 2012.
For each measure, our Compensation Committee established a threshold, target and stretch performance level that would contribute to the funding of the bonus pool. If our performance during 2012 for any measure was below the threshold performance level, there would be no funding of the bonus pool with respect to that measure. For performance achievement between the specified threshold and stretch performance levels, funding of the bonus pool would be interpolated on a straight-line basis up to a maximum of 150% for any measure. Our Compensation Committee believed that the achievement of the target levels for each measure would require excellent leadership, effective leveraging of our competencies, and a clear focus on driving and achieving results throughout the year
2012 Bonus Payments
In March 2013, we made payments to our executives, including the Named Executive Officers, pursuant to the 2012 Executive Bonus Plan. We achieved 119% overall funding as reflected in the table below, based on our performance as compared to the corporate performance measures. This percentage was used to establish the size of the bonus pool available to our executive team, including the Named Executive Officers.

Corporate Plan	Plan Weight	Threshold (0.5x)	Target (1.0x)	Stretch (1.5x)	Fiscal 2012 Actual		Final Payout	Weighted Average
Revenue (in millions)	20%	$860	$909	$950	$972.3		150%	30%
Members (in millions)	20%	192.3	206.2	220	201.9		85%	17%
Unique Visiting Members (in billions)	20%	54.8	58.2	61.2	57.6	(1)	91%	18%
Page Views (in billions)	20%	42.6	48.7	54.8	51.0	(2)	119%	24%
Adjusted EBITDA (in millions)	20%	$145	$177	$210	$223.0		150%	30%
Total Executive Bonus Pool Funding Percentage								119.0%
___________________

(1)	Based on internal calculation of unique users on an average monthly basis during the three months ended December 31, 2012.
(2)	Based on internal calculation of page views for the year ended December 31, 2012, and includes mobile page views as well as people searches on LinkedIn.
Since the 2012 Executive Bonus Plan was applied to all of our executives, the funds allotted to the plan are allocated to individuals in addition to the Named Executive Officers. In March 2013, the following bonus payments were made to the Named Executive Officers for 2012 pursuant to the 2012 Executive Bonus Plan:

Named Executive Officer	Target Bonus Opportunity (as a % of base salary)	Bonus Pool Funding %	Actual Bonus Payout	Actual Bonus Payout (as a % of base salary)
Mr. Weiner	100%	119%	$636,650	119.0%
Mr. Sordello	70%	119%	$291,550	83.3%
Mr. Gamson	70%	119%	$283,220	83.3%
Mr. Henke	70%	119%	$283,220	83.3%
Mr. Nishar	70%	119%	$304,045	83.3%
Mr. Scott	70%	119%	$283,220	83.3%
The cash bonuses paid to the Named Executive Officers for 2012 are also set forth in the Summary Compensation Table below.
Equity Compensation

Historically, we used options to purchase shares of our Class B Common Stock as the principal component of our executive compensation program. Once we became a publicly-traded company, our Compensation Committee decided to introduce RSU awards into our executive compensation program to balance the desire for stock price growth, share price volatility, competitive market practice and stockholder value alignment. This decision was based on several factors, including our Compensation Committee’s recognition of the need to continue to motivate our executive team during an anticipated period of high growth and volatility, as well as its desire to manage our annual equity use.
Consistent with our compensation objectives, we believe this approach aligns the contributions of our executive team with the long-term interests of our stockholders and allows them to participate in any future appreciation in our Company’s Class A Common Stock. Finally, these awards serve as an effective retention tool due to vesting requirements that are based on continued service with us and help create an ownership culture, and the vesting dates for our executive team are staggered to be in alignment with the length of time the executive has been employed by us.
Our Compensation Committee did not make any equity awards to members of our executive team, including the Named Executive Officers, in 2012. The Compensation Committee granted equity awards to the Named Executive Officers in December 2011, and during the course of 2012 determined that additional equity awards would be made during 2013, and in March 2013, the Compensation Committee made grants to our Named Executive Officers of both RSUs and Options.
Equity Awards Grant Policy
We have adopted a policy regarding the timing of the grant of equity awards that provides, among other things, that Options may be granted by our Compensation Committee at any time, but if granted during a closed trading window, the exercise price per share of the Options must be at least equal to the closing price of our Class A Common Stock on the New York Stock Exchange at the close of the regular trading session on the first day following the opening of our trading window.
Welfare and Other Employee Benefits
We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently match 50% of the first 3% of contributions made to the plan by our employees (not to exceed 50% of the employee’s maximum employee deferral allowed by the Internal Revenue Code (the “Code”)), including our executive team. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.
Our executive team is eligible to participate in the same employee benefit plans, and on the same terms and conditions, as our other U.S.-based, full-time employees. These benefits include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We evaluate our employee benefit programs each year, and adjust them as needed to remain competitive with our peers and reflect market practices.
Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites to our executive team. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be subject to review and approval by our Compensation Committee.
Employment Offer Letters
The initial terms and conditions of employment for each of the Named Executive Officers are set forth in written employment offer letters. For a summary of the material terms and conditions of these employment offer letters, see “Offer Letter Agreements.”
Post-Employment Compensation
The employment offer letters that we extended to most of the Named Executive Officers also provide for certain protection in the event of their termination of employment under specified circumstances, including following a change in control of our Company. We believe that these protections were necessary to induce these individuals to forego other opportunities or leave their employment for the uncertainty of a demanding position with us, a new and unfamiliar organization, which, at the time these protections were offered, was not yet publicly-traded. These provisions provided additional assurances for our Named Executive Officers when they joined our then-privately-held company whose valuation was not certain. We believe these protections provide retention incentives as well.
In 2011, our Compensation Committee adopted a standardized approach to the provision of payments and benefits to the members of our executive team, including the Named Executive Officers, in the event of an involuntary termination of employment following a change in control of our Company to make these benefits consistent among our executives who have these arrangements. Specifically, this approach provides for the following payments and benefits in the event of an involuntary termination of employment following a change of control of our Company:

•	a cash payment in an amount equal to the executive’s current annual base salary and target bonus opportunity for 12 months;

•	full vesting of all outstanding equity awards for our CEO and CFO and 50% vesting of all outstanding equity awards for the other Named Executive Officers; and

•	continuation of health care benefits for a period of 12 months.
We believe that these arrangements will help the Named Executive Officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our Company. Additionally, if the employment of our CEO is involuntarily terminated either without cause or is constructively terminated, other than in connection with a change in control of our Company, he will be eligible to receive certain severance payments and benefits.
For a summary of the material terms and conditions of these post-employment compensation arrangements, see “Potential Payments Upon Termination and Upon Termination Following Change in Control.”

Prior “Say-On-Pay” Vote
At our annual stockholder meeting in June 2012, we held a non-binding advisory stockholder vote on the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our NEOs, with approximately 97.5% of stockholder votes cast in favor of our 2012 say-on-pay resolution. As we evaluated our executive compensation practices since that vote, we were mindful of the strong support our stockholders expressed for our pay-for-performance compensation philosophy. As a result, following our annual review of our executive compensation philosophy, the Committee decided to retain our general approach to executive compensation. In light of the “say-when-on-pay” advisory vote held in 2012 and other factors considered by the Board of Directors, the Board of Directors determined that we will hold triennial non-binding advisory votes on executive compensation until the next required vote on the frequency of the non-binding advisory vote on executive compensation, which will occur no later than 2018. Accordingly, our say-on-pay vote occurs every three years, with the next vote expected to occur in 2015.
Other Compensation Policies
Stock Ownership Guidelines
Our policy requires our CEO to hold 35,000 shares of our common equity securities and requires each of the other members of our executive team, including the other Named Executive Officers, to hold 5,000 shares of our common equity securities. Under this policy, this ownership requirement may be satisfied by ownership of shares of either our Class A or Class B Common Stock, vested stock options (whether or not exercised), and any other shares of our common equity securities in which the executive holds a beneficial interest. As of December 31, 2012, all of our Named Executive Officers satisfied these guidelines.
Compensation Recovery Policy
Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executives and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Derivatives Trading and Hedging Policy
Our insider trading policy prohibits the trading of derivatives or the hedging of our common equity securities by our employees, including the members of our executive team, and directors.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code or satisfies the conditions of another exemption from the deduction limit. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.
While mindful of the benefit to us of the full deductibility of compensation, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives, which our Compensation Committee believes aligns our executives’ interests with our stockholders’ interests, and thus is in the best interests of our stockholders. Therefore, our Compensation Committee has not adopted a policy that requires that all compensation be deductible to the extent possible under Section 162(m). Our Compensation Committee intends to continue to compensate the members of our executive team in a manner consistent with the best interests of our Company and our stockholders.
Taxation of “Parachute” Payments and Deferred Compensation
We did not provide any of the members of our executive team, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Code during 2012, and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement.
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our Company that exceeds certain prescribed limits, and that our Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax.
Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.
Accounting for Stock-Based Compensation
Authoritative accounting guidance on stock-based compensation requires us to measure the compensation expense for all share-based payment awards made to employees, including the members of our executive team, and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executives may never realize any value from their awards. This authoritative accounting guidance also requires us to recognize the compensation cost of these share-based payment awards in our income statements over the period that an executive is required to render service in exchange for the stock option or other award.
Compensation-Related Risk
Our Board of Directors is responsible for the oversight of our risk profile, including compensation-related risks. Our Compensation Committee monitors our compensation policies and practices as applied to our employees to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking. In 2012, at the direction of our Compensation Committee, our management conducted a review of our compensation programs, including our executive compensation program, and, based on this review, determined that the level of risk associated with these programs are not reasonably likely to have a material adverse effect on our company.

Compensation Committee Report
The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S‑K with management. Based on such review and discussions, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10‑K and this proxy statement.
Respectfully submitted by:
Leslie Kilgore (Chair)
A. George “Skip” Battle
Stanley J. Meresman

2012 Summary Compensation Table
The following table summarizes the compensation that we paid to or was earned by our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers during the year ended December 31, 2012. We refer to these executive officers in this proxy statement as our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)		Total ($)
Jeffrey Weiner Chief Executive Officer (4)	2012 2011 2010	535,000 422,500 250,000	— 6,638,000 —	— — —	636,650 507,000 290,194	3,750 3,750 —		1,175,400 7,571,250 540,194
Steven Sordello Senior Vice President and Chief Financial Officer (5)	2012 2011 2010	350,000 285,000 240,000	— 3,319,000 —	— — —	291,550 285,000 138,786	3,750 3,750 —		645,300 3,892,750 378,786
Michael Gamson Senior Vice President, Global Solutions (6)	2012 2011	340,000 300,000	— —	— 4,041,450	283,220 275,000	3,750 3,750		626,970 4,620,200
David Henke Senior Vice President, Operations (7)	2012 2011 2010	340,000 282,500 230,000	— 2,323,300 —	— — —	283,220 275,000 107,762	3,750 4,101 —	(10)	626,970 2,884,901 337,762
Dipchand “Deep” Nishar Senior Vice President, Products and User Experience (8)	2012 2011 2010	365,000 282,500 230,000	— 3,319,000 —	— — —	304,045 300,000 133,004	3,750 3,750 —		672,795 3,905,250 363,004
J. Kevin Scott Senior Vice President, Engineering (9)	2012	340,000	—	—	283,220	3,750		626,970

(1)
Restricted stock awards and option awards are shown at their aggregate grant date fair value in accordance with authoritative accounting guidance on stock compensation. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes-Merton option pricing model. The fair value of each restricted stock award is measured based on the closing price of our Class A Common Stock on the date of grant. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 12 of the Notes to our Consolidated Financial Statements included in our 2011 Annual Report on Form 10-K filed on March 2, 2012.

(2)	The amounts included in the “Non-Equity Incentive Plan Compensation” column represent the amounts earned and payable under the 2012, 2011 and 2010 Executive Bonus Compensation Plans, respectively.

(3)	Consists of our matching contributions to the executive’s 401(k) plan.

(4)	Mr. Weiner’s current annual salary is $600,000.

(5)	Mr. Sordello’s current annual salary is $440,000.

(6)	Mr. Gamson’s current annual salary is $425,000. Mr. Gamson was not a named executive officer in fiscal 2010.

(7)	Mr. Henke’s current annual salary is $400,000.

(8)	Mr. Nishar’s current annual salary is $450,000.

(9)	Mr. Scott’s current annual salary is $425,000. Mr. Scott was not a named executive officer in fiscal 2011 or 2010.

(10)	Consists of our matching contributions to Mr. Henke’s 401(k) plan; and a gift card and related tax gross-up.
Grants of Plan-Based Awards in 2012
There were no grants of incentive plan-based awards made during the year ended December 31, 2012, to any of our Named Executive Officers.

Outstanding Equity Awards at 2012 Fiscal Year-End
The following table provides information regarding outstanding options and restricted stock held by our Named Executive Officers as of December 31, 2012, the last day of our fiscal year.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Exercised Options That Have Not Vested (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price Per Share ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Jeffrey Weiner	2/24/2009 (3)	2,590,004 (18)	—	—	—	2.32	2/24/2019	75,000 (19)	8,611,500
Steven Sordello	8/25/2009 (4) 8/25/2009 (5)	— 66,666	16,667 —	— 33,334	— —	2.32 2.32	8/25/2019 8/25/2019	31,250 (20) — —	3,588,125 — —
Michael Gamson	8/25/2009 (6) 6/17/2010 (7) 6/17/2010 (8) 2/16/2011 (9) 2/16/2011 (10)	— 672 1,413 2,335 48,707	12,500 — — — —	— 6,048 12,701 2,759 200,365	— — — — —	2.32 6.20 6.20 19.63 19.63	8/25/2019 6/17/2020 6/17/2020 2/16/2021 2/16/2021	— — — — —	— — — — —
David Henke	11/5/2009 (11) 11/5/2009 (12)	2 —	— —	— 194,792	—	3.50 3.50	11/5/2019 11/5/2019	35,000 (21) —	4,018,700 —
Dipchand “Deep” Nishar	2/24/2009 (13) 11/5/2009 (14) 11/5/2009 (15)	16,151 10,000 53,958	— — —	16,250 110,000 16,042	— — —	2.32 3.50 3.50	2/24/2019 11/5/2019 11/5/2019	50,000 (22) — —	5,741,000 — —
J. Kevin Scott	2/16/2011(16) 2/16/2011 (17)	2,123 32,878	— —	2,759 159,740	— —	19.63 19.63	2/16/2021 2/16/2021	35,000 (23) —	4,081,700 —

(1)
Some of the options to purchase shares of our capital stock included in this table were early exercisable, and to the extent such shares are unvested as of a given date, such shares will remain subject to a right of repurchase held by us.

(2)
The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price of our Class A Common Stock on December 31, 2012, which was $114.82.

(3)	Vests in 48 equal monthly installments beginning December 15, 2008, subject to continued employment on the applicable vesting dates.

(4)	Vests 25% after one year, beginning August 21, 2009, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.

(5)	Vests monthly, beginning August 21, 2011, for two years, subject to continued employment on the applicable vesting dates.

(6)	Vests 25% after one year, beginning August 21, 2009, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.

(7)	Vests 25% after one year, beginning June 17, 2010, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.

(8)	Vests 25% after one year, beginning June 17, 2010, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.

(9)	Vests 25% after one year, beginning February 16, 2011, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.

(10)	Vests 25% after one year, beginning February 16, 2011, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.

(11)	Vests 25% after one year, beginning November 4, 2009, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.

(12)	Vests 25% after one year, beginning November 4, 2009, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.

(13)	Vests 25% after one year, beginning January 5, 2009, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.

(14)	Vests monthly, beginning November 5, 2012, for one year, subject to continued employment on the applicable vesting dates.

(15)	Vests 25% after one year, beginning November 5, 2009, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.

(16)	Vests 25% after one year, beginning February 7, 2011, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.

(17)	Vests 25% after one year, beginning February 7, 2011, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.

(18)	The JW 2012 Trust dated June 1, 2012 holds 600,093 shares subject to the option for which Mr. Weiner serves as the trustee.

(19)	Vests 25% on November 15, 2012, then quarterly thereafter for three years, subject to continued employment on the applicable vesting dates.

(20)	Vests 25% on May 15, 2012, then quarterly thereafter for three years, subject to continued employment on the applicable vesting dates.

(21)	Vests 25% on May 15, 2013, then quarterly thereafter for three years, subject to continued employment on the applicable vesting dates.

(22)	Vests 25% on February 15, 2013, then quarterly thereafter for three years, subject to continued employment on the applicable vesting dates.

(23)	Vests 25% on May 15, 2013, then quarterly thereafter for three years, subject to continued employment on the applicable vesting dates.

Option Exercises and Stock Vested in 2012
The following table summarizes the value realized by our Named Executive Officers on option awards exercised and restricted stock awards vested during the year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey Weiner	745,256	74,489,806	25,000	2,516,250
Steven Sordello	—	—	18,750	2,016,000
Michael Gamson	150,000	13,658,516	—	—
David Henke	501,706	50,844,044	—	—
Dipchand “Deep” Nishar	424,324	45,106,885	—	—
J. Kevin Scott	102,500	8,905,850	—	—

(1)	The value realized on exercise is calculated as the difference between the actual sales price of the shares underlying the options exercised and the applicable exercise price of those options.

Pension Benefits and Nonqualified Deferred Compensation
We do not offer any defined benefit pension plans or nonqualified deferred compensation plans.
Offer Letter Agreements
Jeffrey Weiner
We entered into an offer letter agreement with Jeffrey Weiner, our Chief Executive Officer, dated September 9, 2009, as amended in January and May 2011. The offer letter agreement has no specific term and constitutes at‑will employment. Mr. Weiner’s current annual base salary is $600,000, and he is eligible to earn bonus compensation under our 2013 executive bonus compensation plan, which is targeted at 125% of his base salary. The offer letter agreement provides that, in the event Mr. Weiner is either involuntarily terminated without cause or is constructively terminated, each within 12 months following a change in control, he will receive a lump sum payment equal to 12 months’ base salary and his annual target bonus for the year of termination (or, if greater, the annual target bonus in effect immediately prior to the change in control), payment for COBRA premiums for continued health coverage for 12 months following such termination, and full acceleration of the unvested shares subject to all outstanding equity awards granted to Mr. Weiner. The offer letter agreement also provides that if Mr. Weiner is involuntarily terminated either without cause or is constructively terminated, other than in connection with a change in control, Mr. Weiner will be entitled to receive his base salary for six months, reimbursement for payments for continuing health coverage for six months, and continued vesting of the shares under Mr. Weiner’s outstanding equity awards for three months following such termination.
Steven Sordello
We entered into an offer letter agreement with Steven Sordello, our Senior Vice President and Chief Financial Officer, dated June 14, 2007, as amended in May 2011. The offer letter agreement has no specific term and constitutes at‑will employment. Mr. Sordello’s current annual base salary is $440,000, and he is eligible to receive bonus compensation under our 2013 executive bonus compensation plan, which is targeted at 80% of his base salary. The offer letter agreement provides that, in the event Mr. Sordello is either involuntarily terminated without cause or is constructively terminated, each within 12 months following a change in control, he will receive a lump sum payment equal to 12 months’ base salary and his annual target bonus for the year of termination (or, if greater, the annual target bonus in effect immediately prior to the change in control), payment for COBRA premiums for continued health coverage for 12 months following such termination, and full acceleration of the unvested shares subject to all outstanding equity awards granted to Mr. Sordello.
Michael Gamson
We entered into an offer letter with Michael Gamson, currently our Senior Vice President, Global Solutions, in July 2007. The offer letter agreement has no specific term and constitutes at‑will employment. Mr. Gamson’s current annual base salary is $425,000, and he is eligible to earn bonus compensation under our 2013 executive bonus compensation plan, which is targeted at 80% of his base salary. We also entered into a change of control agreement with Mr. Gamson in May 2011. The agreement provides that, in the event Mr. Gamson is either involuntarily terminated without cause or is constructively terminated, each within 12 months following a change in control, he will receive a lump sum payment equal to 12 months’ base salary and his annual target bonus for the year of termination (or, if greater, the annual target bonus in effect immediately prior to the change in control), payment for COBRA premiums for continued health coverage for 12 months following such termination, and acceleration of 50% of the unvested shares subject to all outstanding equity awards granted to Mr. Gamson.
David Henke
We entered into an offer letter agreement with David Henke, our Senior Vice President, Operations, dated October 28, 2009, as amended in May 2011. The offer letter agreement has no specific term and constitutes at‑will employment. Mr. Henke’s current annual base salary is $400,000, and he is eligible to earn bonus compensation under our 2013 executive bonus compensation plan, which is targeted at 70% of his base salary. The offer letter agreement provides that, in the event Mr. Henke is either involuntarily terminated without cause or is constructively terminated, each within 12 months following a change in control, he will receive a lump sum payment equal to 12 months’ base salary and his annual target bonus for the year of termination (or, if greater, the annual target bonus in effect immediately prior to the change in control), payment for COBRA premiums for continued health coverage for 12 months following such termination, and acceleration of 50% of the unvested shares subject to all outstanding equity awards granted to Mr. Henke.
Dipchand “Deep” Nishar
We entered into an offer letter agreement with Dipchand “Deep” Nishar, our Senior Vice President, Products and User Experience, dated November 17, 2008, as amended in May 2011. The offer letter agreement has no specific term and constitutes at‑will employment. Mr. Nishar’s current annual base salary is $450,000, and he is eligible to earn bonus compensation under our 2013 executive bonus compensation plan, which is targeted at 80% of his base salary. The offer letter agreement provides that, in the event Mr. Nishar is either involuntarily terminated without cause or is constructively terminated, each within 12 months following a change in control, he will receive a lump sum payment equal to 12 months’ base salary and his annual target bonus for the year of termination (or, if greater, the annual target bonus in effect immediately prior to the change in control), payment for COBRA premiums for continued

health coverage for 12 months following such termination, and acceleration of 50% of the unvested shares subject to all outstanding equity awards granted to Mr. Nishar.
J. Kevin Scott
We entered into an offer letter with J. Kevin Scott, currently our Senior Vice President, Engineering, in January 2011. The offer letter agreement has no specific term and constitutes at‑will employment. Mr. Scott’s current annual base salary is $425,000, and he is eligible to earn bonus compensation under our 2013 executive bonus compensation plan, which is targeted at 80% of his base salary. We also entered into a change of control agreement with Mr. Scott in March 2013. The agreement provides that, in the event Mr. Scott is either involuntarily terminated without cause or is constructively terminated, each within 12 months following a change in control, he will receive a lump sum payment equal to 12 months’ base salary and his annual target bonus for the year of termination (or, if greater, the annual target bonus in effect immediately prior to the change in control), payment for COBRA premiums for continued health coverage for 12 months following such termination, and acceleration of 50% of the unvested shares subject to all outstanding equity awards granted to Mr. Scott.
Potential Payments Upon Termination and Upon Termination Following Change in Control
Potential Payments Upon Termination Apart From a Change in Control
The following table sets forth quantitative estimates of the benefits that would have accrued to Jeffrey Weiner if his employment had been terminated by us without cause or was constructively terminated on December 31, 2012, pursuant to Mr. Weiner’s offer letter agreement. No other named executive officer was eligible for benefits during 2012 in the event of termination of employment, other than in connection with a change in control.

Name	Salary Continuation	Value of Accelerated Equity Awards (1)	Value of Continued Health Care Coverage Premiums	Total
Jeffrey Weiner	535,000	717,625	10,026	1,262,651

(1)
Amounts indicated in the table are calculated as the difference between the fair market value of a share of Class A Common Stock underlying the option subject to accelerated vesting on December 31, 2011 and the exercise price of the option, multiplied by the number of unvested shares. The fair market value of a share of Class A Common Stock on December 31, 2012 was $114.82.

Potential Payments Upon Termination Following a Change in Control
The following table sets forth quantitative estimates of the benefits that would have accrued to our Named Executive Officers pursuant to each of their offer letter and change of control agreements if their employment had been terminated by us without cause or if they experienced a constructive termination, each within 12 months following a change in control consummating on December 31, 2012.

			Intrinsic Value of Accelerated Equity Awards
Name	Cash Severance	Benefit Continuation	Restricted Stock Units (1)	Accelerated Options (2)	Total ($)
Jeffrey Weiner	1,070,000	20,052	8,611,500	—	9,701,552
Steven Sordello	595,000	20,052	3,588,125	5,625,113	9,828,290
Michael Gamson	578,000	19,855	—	11,388,920	11,986,775
David Henke	578,000	13,684	2,009,350	10,842,123	13,443,157
Dipchand “Deep” Nishar	720,500	20,052	2,870,500	7,929,560	11,540,612
J. Kevin Scott	578,000	19,855	2,009,350	7,734,092	10,341,297

(1)
The estimated benefit amount of unvested restricted stock units was calculated by multiplying the number of unvested restricted stock units held by the applicable named executive officer by the closing price of our Class A Common Stock on December 31, 2012, which was $114.82.

(2)
The estimated benefit amount of unvested options was calculated by multiplying the number of unvested options subject to acceleration held by the applicable named executive officer by the difference between the closing price of our Class A Common Stock on December 31, 2012, which was $114.82, and the exercise price of the option.

Proprietary Information and Inventions Agreements
Our employees have entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement requires employees, including executive officers, to refrain from disclosing any of our proprietary information and assigns to us all inventions conceived or developed during the course of employment.
Employee Benefit and Stock Plans
2011 Equity Incentive Plan
Our Board of Directors has adopted, and our stockholders have approved, our 2011 Equity Incentive Plan, or our 2011 Plan. Our 2011 Plan provides for the grant of incentive stock options, or ISOs, within the meaning of Code Section 422, to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to our employees, directors and consultants.
Authorized Shares. As of April 12, 2013, the maximum aggregate number of shares that may be issued under our 2011 Plan is 20,851,575 shares of our Class A Common Stock, which includes any shares subject to outstanding stock options or similar awards granted under our 2003 Equity Incentive Plan, or our 2003 Plan, that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under our 2003 Plan that are forfeited to or repurchased by us. Any such shares that had covered awards under our 2003 Plan as shares of Class B Common Stock will, under our 2011 Plan, become issuable instead as Class A Common Stock on a one‑for-one basis.
Shares may be authorized, but unissued, or reacquired common stock. Shares issued pursuant to awards under our 2011 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under our 2011 Plan. In addition, to the extent that an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under our 2011 Plan.
Plan Administration. Our 2011 Plan is administered by our compensation committee and/or one or more additional committees. Subject to the provisions of our 2011 Plan, the administrator has the power to determine the terms of awards, including the recipients, the exercise price, if any, the number of shares subject to each award, the fair value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise of the award and the terms of the award agreement for use under our 2011 Plan.
Merger or Change in Control. Our 2011 Plan provides that in the event of a merger or change in control, as defined under our 2011 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If the service of an outside director is terminated on or following a change of control, other than pursuant to a voluntary resignation, his or her awards will vest fully and become immediately exercisable and all performance goals or other vesting requirements will be deemed achieved at 100% of target levels.
Plan Amendment, Termination. Our Board of Directors has the authority to amend, suspend or terminate our 2011 Plan provided such action does not impair the existing rights of any participant. Our 2011 Plan will automatically terminate in 2021, unless we terminate it sooner.
2011 Employee Stock Purchase Plan
Our Board of Directors has adopted, and our stockholders have approved, our 2011 Employee Stock Purchase Plan, or our ESPP. The maximum aggregate number of shares that may be issued under our ESPP is 3,102,639 shares of our Class A Common Stock. Our Board of Directors, or a committee thereof, administers the ESPP and has full and exclusive authority to interpret the terms of the ESPP and determine eligibility.
All of our U.S.-based employees, including our executive officers, are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase stock under our ESPP if such employee: (i) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or (ii) holds rights to purchase stock under our employee stock purchase plan that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.
Our ESPP is intended to qualify under Section 423 of the Code, and generally provides for consecutive six‑month offering periods. The offering periods generally start on the first trading day on or after May 15 and November 15 of each year. The ESPP administrator may, in its discretion, modify the terms of future offering periods.
Our ESPP permits participants to purchase Class A Common Stock through payroll deductions of up to 10% of their eligible compensation, which generally includes a participant’s regular and recurring straight time gross earnings and commissions, but excludes payments for incentive compensation, bonuses, payments for overtime and shift premium, and other similar compensation. A participant may purchase a maximum of 825 shares during each offering period.
Participant contributions are used to purchase shares at the end of each six‑month offering period. The purchase price of the shares will be 85% of the lower of the fair market value of our Class A Common Stock on the first trading day of the offering period or on the last day of the offering period.

Participants may end their participation at any time during an offering period, provided that the participants withdraw at least 15 days prior to the end of the offering period, and will be paid their accrued contributions that have not yet been used to purchase shares. Participation ends automatically upon termination of employment with us.
A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.
In the event of a merger or change of control, as defined under the ESPP, a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation does not assume or substitute for the outstanding purchase rights, the offering period then in progress will be shortened, and a new exercise date will be set. The ESPP administrator will notify each participant in writing that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless the participant has already withdrawn from the offering period.
Our ESPP will remain in effect until terminated by the ESPP administrator in accordance with the terms of the ESPP. Our Board of Directors has the authority to amend, suspend or terminate our ESPP, at any time and for any reason.
Amended and Restated 2003 Stock Incentive Plan
Our Board of Directors adopted the Amended and Restated 2003 Stock Incentive Plan, or our 2003 Plan, in December 2003, and our stockholders approved our 2003 Plan in September 2004. Our 2003 Plan was amended and restated most recently in April 2011. As of April 12, 2013, options to purchase 6,341,029 shares of our Class B Common Stock at a weighted-average exercise price per share of $8.7033 remained outstanding under our 2003 Plan. Any shares subject to outstanding stock options or similar awards granted under our 2003 Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under our 2003 Plan that are forfeited to or repurchased by us will become available for issuance under our 2011 Plan, up to a maximum of 6,341,029 as of April 12, 2013. Any such shares that had covered awards under our 2003 Plan as shares of Class B Common Stock will, under our 2011 Plan, become issuable instead as Class A Common Stock on a one‑for-one basis. No grants have been made under our 2003 Plan since the date of our initial public offering and no further awards will be granted under our 2003. All outstanding awards continue to be governed by their existing terms.
Our Board of Directors, or a committee thereof appointed by our Board of Directors, has the authority to administer our 2003 Plan and the awards granted under it. Our 2003 Plan allows for the grant of ISOs, NSOs and stock purchase rights. The plan administrator has the power to modify, extend or assume outstanding options under our 2003 Plan.
In the event of a dissolution or liquidation of our Company, or a merger or change in control, then, to the extent permitted by applicable law, the administrator may provide for the continuation, assumption substitution, or cancellation of our 2003 Plan and such outstanding awards, provided that if such awards would be canceled in accordance with the foregoing, the participant shall have the right, exercisable during the later of the 10‑day period ending on the fifth day prior to such merger or consolidation or 10 days after the administrator provides the award holder a notice of cancellation, to exercise the vested portion of such awards in whole or in part, or, if provided for by the administrator using its sole discretion in a notice of cancellation, to exercise such awards in whole or in part without regard to any vesting provisions in the award agreement.

We have filed with the SEC registration statements on Form S‑8 covering the shares of our common stock issuable under our 2011 Plan, ESPP, 2003 Plan, and equity plans that we assumed in the course of certain acquisitions.
401(k) Plan
We maintain a tax‑qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to defer up to 75% of their eligible compensation subject to applicable annual limits set pursuant to the Code. Effective as of January 1, 2011, we match any contributions made by our employees, including executive officers, up to 1.5% of an employee’s total annual compensation (not to exceed 50% of the employee’s maximum deferral amount allowed by the Internal Revenue Service). We intend for the 401(k) plan to qualify, depending on the employee’s election, under Code Section 401 so that contributions by employees to the 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan, or under Code Section 402A so that contributions by employees to the 401(k) plan are taxable as income, but qualifying withdrawals and income earned on those contributions are not taxable to employees.
Limitation on Liability and Indemnification Matters
Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non‑monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.
In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of our directors and executive officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our Company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2012. Information is included for equity compensation plans approved by our stockholders. We do not have any non-stockholder approved equity compensation plans.

Plan Category	Class of Common Stock	Common Shares to be Issued Upon Exercise of Outstanding Options and Rights (#)	Weighted-average Exercise Price of Outstanding Options and Rights ($) (1)	Common Shares Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders (2)	Class A	3,594,212	50.9619	14,142,227
Equity compensation plans approved by stockholders (3)	Class B	7,841,351	8.6345	0
Equity compensation plans not approved by stockholders	Class B	N/A	N/A	N/A
Total	Class A and Class B	11,435,563	21.9381	14,142,227

(1)    The weighted average exercise price excludes restricted stock awards which have no exercise price.

(2)
Includes options to purchase a total of 363,401 shares and restricted stock awards representing 3,230,811 shares of our Class A Common Stock outstanding under our 2011 Plan and ESPP. Excludes options to purchase a total of 46,893 shares and restricted stock awards representing 8,461 shares of our Class A Common Stock outstanding under equity plans that we assumed in the course of certain acquisitions.

(3)	Includes options to purchase a total of 7,841,351 shares of our Class B Common Stock outstanding under our 2003 Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us during the most recent fiscal year, we believe that all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements, with the exceptions noted below.
•A late Form 4 report was filed by Dipchand V. Nishar, our Senior Vice President, Products and User Experience to report his exercise and conversion of 6,933 shares of our Class B Common Stock and same-day sale of the same number of shares of our Class A Common Stock of the Company.
In making these statements, we have relied upon examination of the copies of the Forms 3, 4 and 5, and amendments to these forms, provided to us and the written representations of our directors, executive officers and 10% stockholders.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Related Person Transactions

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All of the transactions described above were entered into after presentation, consideration and approval by our Board of Directors.

Related Person Transactions

Other than compensation arrangements, we describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our common stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and Named Executive Officers are described elsewhere in this proxy statement.
LinkedIn For Good Foundation

In March 2012, we established the LinkedIn For Good Foundation, or the LIFG Foundation, a donor-advised fund that we set up through the Silicon Valley Community Foundation, a non-profit organization.  We intend to donate approximately $1 million to the LIFG Foundation, and of that amount, we donated $250,000 in March 2012, and $300,000 in April 2013.  Two members of our executive team serve as advisors to the LIFG Foundation.  The board of the LIFG Foundation is comprised of 11 of our non-executive employees and it oversees the LIFG Foundation’s activities and works with the Silicon Valley Community Foundation on the administration of the LIFG Foundation.  The mission of the LIFG Foundation is to connect employee talent with opportunities to make a positive impact in the world.  The LIFG Foundation sponsors employee volunteer days, and also provides opportunities for grants for projects by non-profit organizations that are sponsored by our employees. We are not the beneficiary of the LIFG Foundation’s activities, and so we do not consolidate its activities (which are administered by the Silicon Valley Community Foundation) with our results.

AUDIT COMMITTEE REPORT
The following is the report of the Audit Committee of our Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2012 with our management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP, our independent accountants, the matters required to be discussed by standards promulgated by the American Institute of Certified Public Accountants (AICPA) and Public Company Accounting Oversight Board (PCAOB), including Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche LLP as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP.
Based on the Audit Committee’s review of the matters noted above and its discussions with our independent accountants and our management, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2012.
Respectfully submitted by:
Stanley J. Meresman (Chair)
A. George “Skip” Battle
Leslie Kilgore

OTHER BUSINESS
The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
HOUSEHOLDING
Please see the discussion of “householding” under “How do I obtain a separate set of proxy materials or request a single set for my household?” in the section “Questions and Answers about the Proxy Materials and Our Annual Meeting” at the beginning of this proxy statement.
INCORPORATION BY REFERENCE
The information contained above under the captions “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that LinkedIn specifically incorporates it by reference into such filing.

MAP AND DIRECTIONS TO THE SHERATON PALO ALTO HOTEL
625 EL CAMINO REAL, PALO ALTO, CALIFORNIA 94301

Menlo Oaks
Menlo-Atherton High School
Willow Rd
404A
109
East Palo Alto
101
IKEA East Palo Alto
The Home Depot
403
San Francisquito Creek
Nature
Palo Alto Golf Course
Palo Alto Airport of Santa Clara County
South of Seminary - Vintage Oaks
Willow Oaks Park
The Willows
University Ave
Pulgas Ave
Ravenswood Ave
Ringwood Ave
Middlefield Rd
Park
Linfield Oaks
82
El Camino Real
Crescent Park
Duveneck Elementary School
Byers Eye Institute at Stanford
Tamarine
Johnson Park
Duveneck - St. Francis
Community Center
Embarcadero Rd
Alma St
Rinconada Pool
Heritage Park
Professorville
Palo Alto
Leland Manor
Triple El
Oregon Expy
Greer Park
Amerson Parking
A
Palo Alto High School
Old Palo Alto
Ohlone Elementary School
Sand Hill Rd
Quarry Rd
Stanford Medicine
Stanford Stadium Skybox
Southgate
Henry W. Seale Park
Midtown
Stanford Univ
Serra St
Jerry Bowden Park
Palo Verde

From San Francisco — Traveling South on Highway 101:
Take the Embarcadero exit from South 101 and bear right onto Embarcadero. Turn right on El Camino Real. The hotel is located on the right before the corner of El Camino Real and University Avenue.
From San Jose — Traveling North on Highway 101:
Take the Embarcadero exit from North 101, turn left and cross the freeway onto Embarcadero westbound. Turn right on El Camino Real. The hotel is located on the right before the corner of El Camino Real and University Avenue.

Linked in

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IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 13, 2013.

Vote by Internet

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

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A The Board of Directors Recommends a Vote FOR each of the Nominees Listed in Proposal 1 and a Vote FOR Proposal 2.

1. Election of directors: 01 - A. George "Skip" Battle 02 - Michael J. Moritz

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees** ☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

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Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

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Proxy — LINKEDIN CORPORATION

Notice of 2013 Annual Meeting of Stockholders

Sheraton Palo Alto Hotel, 625 El Camino Real, Palo Alto, California 94301
Proxy Solicited by Board of Directors for Annual Meeting — June 13, 2013 at 9:00 a.m. Pacific Time

Steve Sordello and Erika Rottenberg, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of LinkedIn Corporation to be held on June 13, 2013 or at any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS HEREON, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.